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                                                                     EXHIBIT 2.1


                           PURCHASE AND SALE AGREEMENT

                             dated as of May 3, 1999


                                      among


                            D/E HAWAII JOINT VENTURE,


                             GGP LIMITED PARTNERSHIP

                                       and

                         GENERAL GROWTH PROPERTIES, INC.
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                                TABLE OF CONTENTS

                                                                            Page

                     ARTICLE I PURCHASE AND SALE OF PROPERTY


1.1  General................................................................   1
1.2  No Representations.....................................................   3
1.3  Release................................................................   5

                       ARTICLE II PURCHASE PRICE; DEPOSIT


2.1  Purchase Price.........................................................   5
2.2  Deposit................................................................   6

                            ARTICLE III TITLE MATTERS


3.1  Title to Real Property.................................................   6
3.2  Title Defects..........................................................   7

                 ARTICLE IV APPORTIONMENTS AND OTHER ADJUSTMENTS


4.1  General................................................................   9
4.2  Post-Closing Adjustments...............................................  14
4.3  Tax and Operating Expense Reimbursements...............................  14
4.4  Collection of Rents....................................................  15
4.5  Additional Credits.....................................................  16
4.6  Inspection of Books and Records........................................  16
4.7  Survival...............................................................  16

                                ARTICLE V CLOSING


5.1  Closing................................................................  16
5.2  Closing Deliveries by Seller...........................................  17
5.3  Closing Deliveries by Purchaser........................................  21

                   ARTICLE VI CONDITIONS PRECEDENT TO CLOSING


6.1  Conditions Precedent to Obligation of Purchaser and General Partner....  22
6.2  Conditions Precedent to Obligations of Seller..........................  25

                   ARTICLE VII REPRESENTATIONS AND WARRANTIES
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                                                                            Page

7.1     Representations and Warranties by Purchaser........................   26
7.2     Representations and Warranties of Seller...........................   28
7.3     General Provisions.................................................   31
7.4     Survival...........................................................   32

                          ARTICLE VIII INDEMNIFICATION


8.1     Obligation of Purchaser to Indemnify...............................   32
8.2     Obligation of Seller to Indemnify..................................   32
8.3     Limitations on Recovery............................................   33
8.4     Claim Procedures and Escrow........................................   34
8.5     Sole Remedy; Survival..............................................   35

                      ARTICLE IX CASUALTY AND CONDEMNATION


9.1     Condemnation.......................................................   35
9.2     Destruction or Damage..............................................   36
9.3     Insurance..........................................................   37
9.4     Effect of Termination..............................................   37
9.5     Waiver.............................................................   37

                        ARTICLE X PRE-CLOSING OPERATIONS


10.1    Pre-Closing Operations.............................................   37
10.2    Purchaser Consents.................................................   39
10.3    Estoppel Certificates..............................................   40
10.4    Completion of Modified Phase V A Work..............................   40
10.5    Liberty House Settlement...........................................   41
10.6    Survival...........................................................   42

                            ARTICLE XI MISCELLANEOUS


11.1    Broker.............................................................   42
11.2    Survival/Merger....................................................   42
11.3    Termination upon Default...........................................   42
11.4    Further Assurances.................................................   44
11.5    Payment of Expenses................................................   44
11.6    Notices............................................................   44
11.7    Assignment.........................................................   46
11.8    Waiver.............................................................   46
11.9    Pre-Closing Matters................................................   46
11.10   Incorporation of Recitals and Schedules............................   48
11.11   Confidentiality....................................................   48
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                                                                            Page

11.12   Merger.............................................................   49
11.13   GOVERNING LAW......................................................   49
11.14   Jurisdiction.......................................................   49
11.15   Captions...........................................................   49
11.16   Counterparts.......................................................   50
11.17   Severability.......................................................   50
11.18   Prior Negotiations; Construction...................................   50
11.19   Litigation Expenses................................................   50
11.20   No Recordation.....................................................   50
11.21   WAIVER OF TRIAL BY JURY............................................   50

                             ARTICLE XII DEFINITIONS


12.1    Definitions........................................................   51

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EXHIBITS

EXHIBIT A         OWNED LAND
EXHIBIT B         GROUND LEASE
EXHIBIT C         ESCROW AGREEMENT
EXHIBIT D         DEED OF TRANSFER
EXHIBIT E         BILL OF SALE
EXHIBIT F         ASSIGNMENT OF LEASES
EXHIBIT G         BLANKET ASSIGNMENT OF CONTRACTS
EXHIBIT H         ASSIGNMENT OF GROUND LEASE
EXHIBIT I-1       FIRPTA AFFIDAVIT
EXHIBIT I-2       STATE OF HAWAII FORM N-289
EXHIBIT J         SELLER'S CERTIFICATE
EXHIBIT K         STATE OF HAWAII FORM G-8A
EXHIBIT L         STATE OF HAWAII FORM P-64A
EXHIBIT M         STATE OF HAWAII FORM D-37
EXHIBIT N         INTENTIONALLY OMITTED
EXHIBIT O         INTENTIONALLY OMITTED
EXHIBIT P-1       TENANT ESTOPPEL CERTIFICATE
EXHIBIT P-2       ANCHOR ESTOPPEL CERTIFICATE
EXHIBIT P-3       GROUND LESSOR ESTOPPEL CERTIFICATE
EXHIBIT Q         REPRESENTATION LETTER
EXHIBIT R         LIBERTY HOUSE CERTIFICATE OF ACKNOWLEDGMENT
EXHIBIT S         MODIFIED PHASE V A PLANS
EXHIBIT T         MODIFIED PHASE V A BUDGET
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SCHEDULES

SCHEDULE 1.1(vi)          LEASES
SCHEDULE 1.1(viii)        SERVICE CONTRACTS
SCHEDULE 1.1(ix)          EQUIPMENT LEASES
SCHEDULE 1.1(x)           INTELLECTUAL PROPERTY
SCHEDULE 1.1(xiii)        EXCEPTED UTILITY DEPOSITS
SCHEDULE 1.1(xiv)         UNRECORDED AGREEMENTS
SCHEDULE 1.1(xv)          CONSTRUCTION CONTRACTS
SCHEDULE 2.1              ALLOCATION OF PURCHASE PRICE
SCHEDULE 3.1(a)(I)        SELLER'S TITLE REPORT
SCHEDULE 3.1(a)(II)       INITIAL TITLE REPORT OBJECTIONS
SCHEDULE 3.1(b)           PRELIMINARY SURVEYS
SCHEDULE 4.1(d)(ii)       DELINQUENCIES AND PREPAYMENTS
SCHEDULE 4.1(i)           CERTAIN PROSPECTIVE LEASES
SCHEDULE 4.5              ADDITIONAL CREDITS
SCHEDULE 7.2(b)(ii)       VIOLATIONS OF LAW
SCHEDULE 7.2(b)(iv)       ENVIRONMENTAL MATTERS
SCHEDULE 7.2(b)(v)        CONDEMNATION
SCHEDULE 7.2(c)           EQUIPMENT ENCUMBRANCES
SCHEDULE 7.2(h)           LITIGATION
SCHEDULE 7.2(i)           CONSENTS
SCHEDULE 8.4(d)(iii)      ELIGIBLE INVESTMENTS

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                             Index of Defined Terms

Definition                                                     Section Reference

Additional Rent                                                     4.1(d)
Adjustment Point                                                    4.1
Affiliates                                                          12.1
Agreement                                                           Preamble
Ala Moana Building                                                  12.1
Ala Moana Center                                                    12.1
Ala Moana Pacific Center                                            12.1
Ala Moana Plaza                                                     12.1
Anchor Estoppels                                                    10.3
Anchor Tenants                                                      10.3
Applicable Closing Fiscal Period                                    12.1
Approved Change Order                                               12.1
Assignment Instruments                                              8.3(b)
Assignment of Ground Lease                                          5.2(e)
Assignment of Leases                                                5.2(c)
Bill of Sale                                                        5.2(b)
Blanket Assignment of Contract & Other Similar Rights               5.2(d)
Books and Records                                                   1.1(xiv)
Broker                                                              11.1
Brokers                                                             4.1(i)
Business Day                                                        12.1
Cash Collateral                                                     8.4(a)
Casualty                                                            12.1
Casualty Realization Costs                                          9.2
CEC Properties                                                      12.1
Change Order                                                        12.1
Closing                                                             5.1
Closing Date                                                        5.1
Closing Supplement                                                  6.1(b)
Confidentiality Agreement                                           11.11(b)
Consents                                                            7.2(i)
Construction Contracts                                              1.1(xv)
Deductible Amount                                                   8.3
Deed                                                                5.2(a)
Demand Notice                                                       8.4(b)
Deposit                                                             2.2
Designated Employee                                                 7.3(b)
Election Notice                                                     9.2
Encumbrances                                                        3.2(a)
Environmental Law                                                   7.2(b)(iv)
Equipment                                                           1.1(v)
Equipment Leases                                                    1.1(ix)
Escrow Agent                                                        2.2
Escrow Agreement                                                    2.2
Estoppel Certificates                                               10.3
Expiration Date                                                     8.4(e)(ii)
Fair Value                                                          6.1(b)
Fixed Rents                                                         4.1(d)
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Definition                                                     Section Reference

Fixtures                                                            1.1(iv)
GAAS                                                                12.1
GGMI                                                                Preamble
General Partner                                                     Preamble
Governmental Entity                                                 6.1(e)
Ground Lease                                                        1.1(ii)
Ground Leased Land                                                  1.1(ii)
Hazardous Materials                                                 12.1
HSR Act                                                             6.1(j)
Impairment                                                          6.1(b)
Improvements                                                        1.1(iii)
Indemnity Escrow                                                    8.4(a)
Indemnity Escrow Agent                                              8.4(a)
Initial Scheduled Closing Date                                      5.1
Intellectual Property                                               1.1(x)
Initial Title Report Objections                                     3.1(a)
Internal Revenue Code                                               5.2(h)
Kapiolani Properties                                                12.1
Land                                                                12.1
Leases                                                              1.1(vi)
Liability Cap                                                       8.3(b)
Liberty House Settlement Agreement                                  6.2(i)
Management Agreement                                                12.1
Mandatory Removal Objection                                         3.2(a)
Manager                                                             Preamble
Managing Venturer                                                   Preamble
Material Uninsured Casualty                                         12.1
Modified Phase V A Budget                                           12.1
Modified Phase V A Costs                                            12.1
Modified Phase V A Plans                                            12.1
Modified Phase V A Work                                             12.1
Notice of Claim                                                     8.3
Other Exceptions                                                    3.2(a)
Owned Land                                                          1.1(i)
Partnership Agreement                                               12.1

Permits                                                             1.1(xi)
Permitted Exceptions                                                3.1
Percentage Rents                                                    4.1(d)
Person                                                              12.1
Preliminary Surveys                                                 3.1(b)
Premises                                                            1.1(iii)
Property                                                            1.1
Property Representations                                            6.1(b)
Purchase Price                                                      2.1
Purchaser                                                           Preamble
Purchaser's Representatives                                         7.3(c)
Qualifying Tenants                                                  3.1(l)
Releasing Party                                                     1.3
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Definition                                                     Section Reference

Remove                                                              3.2(b)
Rents                                                               4.1(d)
Security Deposits                                                   1.1(vii)
Seller                                                              Preamble
Seller Parties                                                      1.3
Seller's Knowledge                                                  7.3(b)
Seller's Title Report                                               3.1(a)
Service Contracts                                                   1.1(viii)
Subsequent Scheduled Closing Date                                   5.1
Subsequent Title Objections                                         3.2(a)
Substantial Casualty                                                12.1
Substantial Taking                                                  12.1
Taking                                                              12.1
Taking Realization Costs                                            9.1(b)
Tax and Operating Expense Reimbursements                            4.1(d)
Tenant Charge Reimbursements                                        4.1(d)
Tenant Costs                                                        10.1(d)
Tenant Estoppels                                                    10.3
Tenant Work                                                         10.1(c)
Tenant(s)                                                           1.1(vii)
Title Company                                                       3.1(a)
Title Objection                                                     3.2(b)
Title Policy                                                        12.1
Underwritten Leases                                                 4.1(i)
Unrecorded Agreements                                               1.1(xiv)
Updated Survey                                                      12.1
Utility Deposits                                                    1.1(xiii)
Warranties                                                          1.1(xii)
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                           PURCHASE AND SALE AGREEMENT

                  THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 3rd day of May, 1999, by and among D/E HAWAII JOINT VENTURE ("Seller"), a Hawaii general partnership consisting of Hawaii Central Development, Inc., a Hawaii corporation (the "Managing Venturer") and Daiei Hawaii Investments, Inc., a Hawaii corporation, as general partners, and having an office at 1585 Kapiolani Boulevard, Honolulu, Suite 901, Hawaii 96814, GGP LIMITED PARTNERSHIP, a Delaware limited partnership ("Purchaser"), and GENERAL GROWTH PROPERTIES, INC. a Delaware corporation ("General Partner"), Purchaser and General Partner having an office at 110 North Wacker Drive, Chicago, Illinois 60606.

                              W I T N E S S E T H:

                  WHEREAS, Seller owns, or prior to Closing will own, certain land and improvements located in Honolulu, Hawaii and commonly known as the "Ala Moana Center", "Ala Moana Building", "Ala Moana Plaza", "Kapiolani Properties" and "CEC Properties" and owns a portion, and ground leases a portion, of certain land and improvements located in Honolulu, Hawaii and commonly known as the "Ala Moana Pacific Center" (each such property more particularly described herein);

                  WHEREAS, all of the aforesaid real properties are managed by General Growth Management of Hawaii, Inc., a Hawaii corporation ("Manager"), which is a wholly-owned subsidiary of General Growth Management, Inc., a Delaware corporation ("GGMI"). Purchaser owns substantially all of the economic interests in GGMI and General Partner is the general partner of Purchaser; and

                  WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as hereinafter defined) upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                          PURCHASE AND SALE OF PROPERTY

                 1.1 General. Subject to and on the terms and conditions, and in reliance upon the representations, warranties, covenants and agreements, hereinafter set forth, on the date and at the time and place provided for in
Section 5.1, Seller agrees to sell, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, upon the terms and conditions hereinafter set forth, the following free and clear of Encumbrances other than Permitted Exceptions (collectively, as so qualified, the "Property"):

                  (i) Real Property. Fee simple title to those certain plots, pieces and parcels of land located in the City of Honolulu, State of Hawaii, and more particularly described on Exhibits A-1 through A-6 attached hereto (the "Owned Land"), together with all easements, rights of way, privileges and other rights, if any, attached or appurtenant to the Owned Land, or used in connection therewith;

                  (ii) Ground Lease. All rights, title and interest as tenant pursuant to that certain Indenture of Lease, dated April 1, 1981, by and between E.W. Jacobsen, E.G. Lagreid, (individually and as Trustee), C.L. Jacobsen, C.W. White (both as Trustees), as landlords, and Dillingham Corporation, as tenant, as amended

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                           through the date hereof and as more specifically
                           identified on Exhibit B attached hereto (the "Ground Lease", and the land leased thereby as more particularly described on Exhibit B attached hereto, the "Ground Leased Land");

                  (iii) Improvements. The buildings, parking structures and other improvements located on the Owned Land and/or the Ground Leased Land (collectively, the "Improvements"; the Owned Land, the Ground Leased Land and Improvements being referred to herein collectively as the "Premises");

                  (iv) Fixtures. The fixtures built on or attached to the Premises (the "Fixtures");

                  (v) Equipment. The equipment, furniture, machinery, furnishings, tools, spare parts, supplies and other articles of personal property located on or in the Premises and owned by and in the possession and control of Seller or Manager on Seller's behalf on the Closing Date (as hereinafter defined) (collectively, the "Equipment");

                  (vi) Leases. The leases and other similar agreements for the present or future use or occupancy of any space in the Premises as listed on Schedule 1.1(vi) (collectively, together with such additional leases as are executed hereinafter by Seller in accordance with this Agreement, the "Leases") that are in effect on the Closing Date;

                  (vii) Security Deposits. The money, negotiable instruments and other security deposited by any tenant in or having a contractual right to commence occupancy of any portion of the Premises as of the Closing Date (each, a "Tenant", and collectively, "Tenants") under a Lease in effect on the Closing Date to secure performance of the Tenant's obligations thereunder and not previously applied by Seller in accordance with the terms of the applicable Lease to satisfy any obligations of the Tenant pursuant to that Lease, together with the accrued interest thereon (but only to the extent that the applicable Lease requires such interest to accrue for the benefit of the Tenant) (collectively, the "Security Deposits");

                  (viii) Service Contracts. The contracts pursuant to which Seller is entitled to receive services at and relating to the Premises, to the extent in effect on the Closing Date, as identified on Schedule 1.1(viii) attached hereto, but expressly excluding the contracts identified as "excluded contracts" on
                           Schedule 1.1(viii) (the contracts to be assigned, collectively, together with such additional service contracts executed by Seller hereafter in accordance with this Agreement, the "Service Contracts");

                  (ix) Equipment Leases. The equipment leases by which Seller holds the right to possess and use any of the Equipment, as identified in Schedule 1.1(ix) attached hereto (collectively, together with such equipment leases as are executed by Seller hereafter in accordance with this Agreement, the "Equipment Leases");

                  (x) Intellectual Property. The trademarks, tradenames, logos and other similar intellectual property rights being used by or on behalf of Seller at and relating to the Premises (the "Intellectual Property"), as identified in Schedule 1.1(x) attached hereto, to the extent in effect on the Closing Date and assignable pursuant to applicable laws and regulations;

                  (xi) Licenses and Permits. The licenses and permits being used by or on behalf of Seller at and relating to the Premises, the Fixtures and the Equipment (the "Permits"), to the extent in effect on the Closing Date and assignable by the terms thereof and pursuant to applicable laws and regulations;

                  (xii) Guaranties and Warranties. The warranties, guaranties and other similar rights, if any, relating to the Fixtures and the Equipment (the "Warranties"), to the extent in effect on the Closing Date and assignable by the terms thereof and pursuant to applicable laws and regulations;

                  (xiii) Utility Deposits. The deposits made by Seller with utility companies relating to the Premises [other than those identified on Schedule 1.1(xiii) hereto] (the "Utility Deposits"), if and to the extent charged to Purchaser in the adjustments made pursuant to Article IV;

                  (xiv) Unrecorded Agreements. The unrecorded agreements relating to the Premises as identified in Schedule 1.1(xiv) attached hereto (the "Unrecorded Agreements"), to the extent in effect on the Closing Date and assignable by the terms thereof;

                  (xv) Construction Contracts. Each of the construction contracts identified on Schedule 1.1(xv) attached hereto (together with such additional construction contracts as are executed by Seller hereafter in accordance with this Agreement, the "Construction Contracts") to the extent in effect on the Closing Date and assignable by the terms thereof;

                  (xvi) Casualty Proceeds/Taking Awards. The rights to collect proceeds payable in connection with any Casualty or Taking, if and to the extent required under Section 9.1 or Section 9.2; and

                  (xvii) Books and Records. The books, records, files, tenant data, leasing material and forms, current rent rolls, plans, specifications, reports, tests and the other similar materials which are used by or on behalf of Seller in connection with the operation of the Premises (collectively, the "Books and Records"), if any, owned by and in the possession or control of Seller or Manager on Seller's behalf on the Closing Date.

                 1.2 No Representations. (a) EACH OF PURCHASER AND GENERAL PARTNER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (i) SUBJECT TO THE TERMS AND CONDITIONS CONTAINED HEREIN, SELLER SHALL SELL AND PURCHASER SHALL PURCHASE THE PROPERTY "AS IS, WHERE IS AND WITH ALL FAULTS" AND (ii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 7.2 OR

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CONTAINED IN ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 5.2 (h) or (j),
NEITHER PURCHASER NOR GENERAL PARTNER IS RELYING ON ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER, OR ANY PARTNER, OFFICER, EMPLOYEE, ATTORNEY, AGENT OR BROKER OF SELLER, AS TO ANY MATTER, CONCERNING THE PROPERTY, OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE MATERIALS (INCLUDING WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING WITHOUT LIMITATION: (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater, (ii) the dimensions or lot size of any of the Owned Land or the Ground Leased Land or the square footage of any of the Improvements thereon or of any tenant space therein, (iii) the development or income potential, or rights of or relating to, any of the Property, or the fitness, suitability, value or adequacy of any of the Property for any particular purpose, (iv) the zoning or other legal status of any of the Premises or the existence of any other public or private restrictions on the use of the Premises, (v) the compliance of any of the Premises or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any Governmental Entity or of any other person or entity (including, without limitation, the Americans with Disabilities Act of 1990, as amended), (vi) the ability of Purchaser to obtain any necessary governmental approvals, licenses or permits for Purchaser's intended use or development of any of the Property, (vii) the presence, absence, condition or compliance of any Hazardous Materials on, in, under, above or about any of the Premises or any adjoining or neighboring property, (viii) the quality of any labor and materials used in any Improvements, (ix) Seller's ownership of the Property or any portion thereof, including without limitation, the condition of title to any of the Owned Land or the Ground Leased Land, (x) the Leases, Permits, Warranties, Service Contracts or any other agreements affecting any of the Premises or the intentions of any party with respect to the negotiation and/or execution of any lease or contract with respect to any Property or (xi) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, any of the Property. Without limiting the generality of the foregoing, each of Purchaser and General Partner expressly acknowledges and agrees that it is not relying on any representation or warranty of any partner, member, director, trustee, officer, employee, attorney, agent or broker of Seller, whether implied, presumed or expressly provided at law or otherwise, arising by virtue of any statute, regulation, common law or other legally binding right or remedy in favor of Purchaser or General Partner. Each of Purchaser and General Partner further acknowledges and agrees that Seller is not under any duty to make any inquiry regarding any matter that may or may not be known to any partner, officer, employee, attorney, agent or broker of Seller. This Section shall survive the Closing, or, if the Closing does not occur, the termination of this Agreement. In addition, each of Purchaser and General Partner acknowledges and agrees that no property (real, personal or otherwise) owned by any Tenant or any other Person is intended to be conveyed hereunder unless said property is described and purported to be conveyed herein, is on or within the Premises and has or may, by operation of law, become the property of Seller hereunder and, to the extent any such personal property may become the property of Seller, only Seller's residual or reversionary interest therein is intended to be conveyed hereunder.

                  (b) EACH OF PURCHASER AND GENERAL PARTNER ACKNOWLEDGES AND AGREES THAT ANY REPORTS, REPAIRS OR WORK OBTAINED BY PURCHASER OR ANY OF ITS AFFILIATES ARE THE SOLE RESPONSIBILITY OF PURCHASER, AND, EXCEPT TO THE EXTENT EXPRESSLY REQUIRED PURSUANT TO THIS AGREEMENT, SELLER HAS NO OBLIGATION TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO THE PROPERTY OR ANY PORTION THEREOF OR TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND FOLLOWING AND SUBJECT TO THE OCCURRENCE OF CLOSING, PURCHASER IS SOLELY RESPONSIBLE FOR OBTAINING ANY APPROVAL OR PERMIT

NECESSARY FOR OCCUPANCY OF THE PROPERTY AND FOR ANY REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT PURCHASER'S SOLE COST AND EXPENSE.

                 1.3 Release. (a) Without limiting the provisions of Section 1.2, each of Purchaser and General Partner, for itself and any successors and assigns and their Affiliates (each, a "Releasing Party"), hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against, Seller or any asset of Seller, or any direct or indirect partner, member, trustee, director, shareholder, controlling person, affiliate, officers, attorney, employee, agent or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns (each, a "Seller Party", and collectively, the "Seller Parties") with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses or costs, including, without limitation, attorneys' and experts' fees and expenses, and investigation and remediation costs whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Property or any portion thereof, including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, or any other matter relating to an Environmental law or the use, presence, discharge or release of Hazardous Materials on, under, in, above or about any of the Premises; provided, however, that no Releasing Party waives its rights, if any, to recover from, or releases or discharges or covenants not to bring any action against Seller or any Seller Party for any act of Seller or any Seller Party that constitutes fraud, and each of Purchaser and General Partner expressly reserves its rights, if any, against Seller or either of the partners in Seller to enforce (i) the express indemnification obligation of Seller pursuant to Section 8.2 or any other section hereof, subject to the limitations and conditions provided herein, (ii) its rights and remedies pursuant to Section 11.3, including without limitation its right to bring an action for specific performance to cure any breach of Seller's obligations set forth in this Agreement to the extent permitted in
Section 11.3(b), (iii) the provisions of this Agreement authorizing it to terminate this Agreement prior to Closing and, if applicable, to recover the return of the Deposit in accordance herewith and with the terms of the Escrow Agreement and (iv) any obligations of Seller hereunder or any other agreement or instrument delivered concurrently herewith or pursuant to hereto if and to the extent that Seller's obligations thereunder expressly survive Closing or the earlier termination hereof. In addition, except as set forth in Section 11.9(d), neither this Section 1.3 nor any other provision of this Agreement shall be construed as limiting the Manager's right to recover amounts, if any, owed to it or otherwise enforce its other rights, if any, in each case as expressly provided in the Management Agreement or at law.

                  (b) In connection with this Section 1.3, Purchaser expressly waives the benefits of any provision or principle of federal law or regulation or of any law or regulation of the State of Hawaii which may limit the scope or effect of the foregoing waiver and release.

                  (c) This Section 1.3 shall survive the Closing indefinitely.


                                   ARTICLE II

                             PURCHASE PRICE; DEPOSIT

                 2.1 Purchase Price. On the Closing Date, assuming satisfaction by Seller and/or waiver by Purchaser of all conditions set forth in Section 6.1, Purchaser shall pay to Seller Eight Hundred and Ten Million U.S. Dollars ($810,000,000) (the "Purchase Price"), less the amount of the Deposit (as defined below), for the Property, such amount to be paid in cash by wire transfer of immediately available funds to a bank account designated by Seller in writing to Purchaser. Notwithstanding the preceding sentence, the Purchase Price shall be subject to increase or decrease in accordance with the provisions of Article IV relating to apportionments, Section 10.4 relating to the Modified Phase VA Work and any other Section hereof expressly providing for adjustment to the Purchase Price. The Purchase Price shall be allocated among the components of the Property (as defined in Section 1.1) in accordance with Schedule 2.1, attached hereto.

                 2.2 Deposit. Concurrent with its execution hereof, Purchaser shall deposit with LaSalle Bank N.A. (the "Escrow Agent"), earnest money in the amount of SIXTEEN MILLION TWO HUNDRED THOUSAND DOLLARS ($16,200,000) (the "Deposit"), such amount to be paid in cash by wire transfer of immediately available funds to a bank account to be designated by Escrow Agent on or before the date hereof, it being understood by Purchaser that time is of the essence with respect thereto. The Deposit shall be held and disbursed by the Escrow Agent pursuant to the provisions of this Agreement and the Escrow Agreement attached as Exhibit C hereto (the "Escrow Agreement"). Upon and subject to the occurrence of Closing, the Deposit (and interest earned thereon, if any), shall be applied as partial payment of the Purchase Price (as defined below), unless otherwise specified herein. Each of Purchaser, General Partner and Seller agrees that it will instruct the Escrow Agent to disburse funds in writing in the circumstances required under and otherwise in accordance with this Agreement and the Escrow Agreement.

                                   ARTICLE III

                                  TITLE MATTERS

                  3.1 Title to Real Property. Unless this Agreement is sooner terminated by Purchaser as expressly permitted hereunder, at Closing, Seller shall transfer the Property to Purchaser and Purchaser shall accept the same subject only to the following matters (collectively referred to herein as "Permitted Exceptions"):

                           (a) Each of the title matters set forth in the reports of Title Guaranty of Hawaii as agent for Chicago Title Insurance Company (the "Title Company"), dated February 26, 1999 and attached hereto as Schedule 3.1(a)(I) (the "Seller's Title Report"), but excluding those exceptions to title described in Schedule 3.1(a)(II) (the "Initial Title Report Objections"), which exceptions Seller agrees to Remove at or prior to, and as a condition to, Closing;

                           (b) The state of facts set forth in the land surveys of the Premises prepared by Austin, Tsutsumi & Associates, Inc. and described on Schedule 3.1(b) (such surveys, the "Preliminary Surveys"), and the state of facts set forth in the Updated Survey and not objected to by Purchaser as provided in Section 3.2(c);

                           (c) All laws including, without limitation, all environmental, building and zoning restrictions, ordinances and regulations, affecting the Property or the ownership, use or operation thereof adopted by the United States, the State of Hawaii, the City of Honolulu, and any and every other governmental agency, department, instrumentality and/or political subdivision of any kind whatsoever having jurisdiction over the Property or the ownership, use or operation thereof, and all amendments or additions thereto now in effect or which may be in force and effect on the Closing Date;

                           (d) All unpaid personal property, real estate and excise taxes, and all water, sewer utility, trash and other similar charges, in each case which are not yet due and payable as of the Closing but which may become or give rise to a lien on all or any portion of the Property;

                           (e) Each of the Leases listed on Schedule 1.1(vi) attached hereto, as such Schedule may be amended, supplemented or otherwise modified from time to time through the Closing Date to reflect additional leases entered into by Seller in accordance with the terms of this Agreement;

                           (f) Each of the Equipment Leases listed on Schedule 1.1(ix), as such Schedule may be amended, supplemented or otherwise modified from time to time through the Closing Date in accordance with the terms of this Agreement;

                           (g) Each of the Service Contracts;

                           (h) Each of the Unrecorded Agreements listed on
         Schedule 1.1(xiv) attached hereto, as such Schedule may be amended, supplemented or otherwise modified from time to time through the Closing Date in accordance with the terms of this Agreement;

                           (i) Each and every Encumbrance of the type referred to in Section 3.2 below identified to Purchaser prior to Closing as contemplated therein and not objected to by Purchaser in writing within the time allowed in that Section or otherwise waived by Purchaser as provided at the end of Section 3.2(a); as well as each mechanic's lien, if any, arising from or relating to Modified Phase V A Work for which Seller, after using commercially reasonable efforts as required by
         Section 10.4(c), has not been able to obtain a lien waiver (except with respect to any mechanics lien arising from or related to Modified Phase V A Work to the extent paid by Seller prior to February 28, 1999);

                           (j) Any public record filings by mechanics and other workmen employed by Qualifying Tenants at their expense to provide services at the Premises (to the extent, if any, that such filings constitute Encumbrances); for purposes hereof a "Qualifying Tenant" shall mean a Tenant that is occupying or scheduled to begin occupying the Premises, is not subject to a proceeding in bankruptcy and is not in default on the payment of any amounts owed under its Lease; and

                           (k) Any liens, encumbrances or other defects or exceptions to title insurance coverage caused by Purchaser, by any of its Affiliates, by any of their respective agents, employees or other representatives or by Seller at Purchaser's request.

                  3.2    Title Defects.

                           (a) Certain Exceptions to Title. If any update of Seller's Title Report or if the Updated Survey shall disclose any matter adversely affecting the Property, including any mortgages, claims, charges, liens, encumbrances, restrictions, options, conditional sales agreements, pledges, calls, commitments, security interests, and other restrictions (collectively, "Encumbrances") or any encroachments, changes in the boundaries of the Premises (as compared to Preliminary Surveys) or other survey defects that are not Permitted Exceptions and that adversely affect (i) Seller's title to the Owned Land or the Ground Leased Land (ii) Seller's ability to complete the Modified Phase V A Work, or (iii) the current or future use of any portion of the Premises in a manner consistent with Seller's use of the Premises as of the date of this Agreement (all such Encumbrances and other encroachments, changes and other survey defects, herein collectively referred to herein as "Other Exceptions"), then Purchaser within ten (10) days after Purchaser first receives notice thereof or such lesser time as remains between such receipt and the Closing Date shall have the right to object in writing to such Other Exception. Unless Purchaser notifies Seller in writing that it objects to an Other Exception within the foregoing time period, each such Other Exception shall be deemed to constitute an additional Permitted Exception. Other Exceptions to which Purchaser timely objects shall be herein collectively referred to as "Subsequent Title Objections". Seller may elect to Remove (as defined below), at Seller's expense, any Subsequent Title Objection, but Seller shall not be obligated to Remove any Subsequent Title Objection other than a Mandatory Removal Objection. As used herein, the term "Mandatory Removal Objection" shall mean any Subsequent Title Objection that is a mortgage lien caused by Seller, a judgment or other lien that secures or relates to a payment obligation of Seller or any Tenant that is not a Qualifying Tenant (as opposed to any other third party) or any Other Exception created by Seller or arising from any action or omission of Seller without Purchaser's consent. Seller shall be entitled by notice to Purchaser to defer the Closing for such period (not to exceed forty-five (45) days) as Seller deems necessary to Remove any Subsequent Title Objection whether or not Removal is required by the preceding sentence. Seller shall notify Purchaser in writing within ten (10) days after receipt of Purchaser's notice of a Subsequent Title Objection (x) whether Seller intends to seek to Remove the objection (to the extent such objection is not a Mandatory Removal Objection) and (y) whether Seller anticipates that Removal will require any deferral of the Closing. If Seller is unable to Remove an Initial Title Report Objection or a Mandatory Removal Objection, or is unable or unwilling to Remove a Subsequent Title Objection (other than a Mandatory Removal Objection) prior to the Closing, as the same may be extended as permitted herein, then in either case Purchaser may elect (1) to terminate this Agreement (in which event the Escrow Agent shall refund the Deposit together with any interest earned thereon to Purchaser and, thereafter, the parties shall have no further rights or obligations hereunder, except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement), or (2) to close the transactions contemplated hereby and, to the extent (x) such Initial Title Report Objection or Subsequent Title Objection constitutes an Encumbrance arising due to Seller's failure to pay a definite and ascertainable amount when due and (y) such can be discharged solely by the payment of money, Purchaser shall receive a credit to Purchase Price equal to the amount required to discharge such Encumbrance, provided, however, that the maximum adjustment to the Purchase Price to which Purchaser shall be entitled pursuant to this Section 3.2(a)(2) for any and all such Encumbrances (other than those Encumbrances caused by Seller without Purchaser's consent and not in furtherance of Seller's obligations under Section 10.4, as to which there shall be no upper limit) shall not exceed $1,000,000, or (3) to the extent such Initial Title Report Objection or Subsequent Title Objection may not be discharged solely by the payment of money as set forth in (2) above (whether because the Encumbrance is not susceptible of cure solely by the payment of money or because the amount of such eligible Encumbrance when taken with all other such Encumbrances would exceed the dollar limitation in clause (2) above), to waive such Initial Title Report Objection or Subsequent Title Objection, in which event the objection shall become a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price in respect thereof.

                           (b) Discharge of Title Objections. At or prior to the Closing, as the same may be extended pursuant to Section 3.2(a), Seller shall use commercially reasonable efforts to Remove any and all Subsequent Title Objections which Seller has elected to Remove by written notice to Purchaser. As used in this Agreement the term "Title Objection" shall refer to and include any Initial Title Report Objection, any Mandatory Removal Objection and any Subsequent Title Objection, and the term "Remove" shall mean that Seller in its discretion and at its sole cost and expense shall (a) take such actions as may be necessary to eliminate (of record or otherwise, as appropriate) the Title Objection, (b) cause the Title Company to remove the Title Objection as an exception to title in the Title Policy or to insure against the same, in each case without any additional cost to Purchaser, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, or (c) deliver its own funds to the Title Company with instructions for the Title Company to apply such funds to discharge fully the Title Objection, together with such instruments, in recordable form, as are necessary to enable the Title Company to discharge the Title Objection of record and funds necessary to cover the fees and expenses of the Title Company for discharging the claim and recording or filing such instruments.

                           (c) Updated Survey. Purchaser acknowledges that it has received and reviewed each of the Preliminary Surveys and hereby confirms that the conditions shown on those surveys are acceptable to Purchaser. Within 30 days of the date of this Agreement, Seller shall deliver to Purchaser for its review the Updated Survey. Purchaser shall have the right to object to any new matters set forth in the Updated Survey in accordance with the provisions of Section 3.2(a) above, except that Purchaser shall not have the right to object to any such new matters unless they constitute Other Exceptions and were not set forth in the Preliminary Surveys.

                           (d) Title and Survey Costs. Purchaser and General Partner agree that they will pay all costs in connection with the preparation and issuance of the Seller's Title Report, the Title Policy, the Preliminary Surveys and the Updated Survey.

                                   ARTICLE IV

                      APPORTIONMENTS AND OTHER ADJUSTMENTS

                  4.1 General. Except as provided in Section 4.3 hereof, the following items with respect to the Property shall be apportioned as of 11:59 p.m. H.S.T. on the day immediately preceding the Closing Date (the "Adjustment Point"):

                           (a) Real estate taxes and assessments. Real estate taxes and assessments (and refunds thereof, to the extent not payable to Tenants) on the basis of the fiscal year or fiscal years for which assessed. If the Closing shall occur before a new real property tax rate or assessed valuation is fixed, the apportionment of real estate taxes at Closing shall be upon the basis of the old tax rate for the next-preceding fiscal year applied to the latest assessed valuation. Promptly after the actual real estate taxes have been fixed, the apportionment of taxes shall be recomputed and Seller or Purchaser, as the case may be, promptly upon demand shall make a payment to the other based upon the recomputed apportionment. In addition, if any real property assessment affects any of the Premises at the Closing Date and such real property assessment is payable in annual or other installments (whether at the election of Seller or otherwise), only the installment relating to, or payable over, the fiscal period of the assessing authority, part of which is included within the period prior to the Closing Date and part of which is included in the period after the Closing Date, shall be apportioned between Seller and Purchaser as of the Adjustment Point. No apportionment shall be made in respect of any real estate taxes or assessments which are payable by any Tenant directly to the applicable governmental or other authority pursuant to the terms of its Lease, unless the Tenant is not current in its payment obligations under its Lease on the Closing Date.

                           (b) Utilities. Utilities and fuel charges, including, without limitation, water, sewer, steam, electricity, gas and oil charges, on the basis of current bills and readings obtained by Seller within thirty (30) days prior to the Adjustment Point (or, if none, on the basis of the most recent previous bills and readings); provided, that upon the taking of subsequent actual readings that are as of a date closer in time to the Closing Date than the date of the readings used to determine the adjustment made at the Closing pursuant to this sentence, then such adjustment shall be recalculated based upon the subsequent readings, and Seller or Purchaser, as the case may be, promptly upon demand, shall make any necessary compensating payments to the other party. No apportionment shall be made in respect of any utility or fuel, the charges for which are payable by any Tenant directly to the provider of such utility pursuant to the terms of its Lease, unless the Tenant is not current in its payment obligations under its Lease on the Closing Date.

                           (c) Escrows and Deposits. All escrows or similar deposits, if any, made by Seller as security under any public service contracts which will remain on deposit for the benefit of Purchaser after the Closing to the extent such escrows or similar deposits are assigned to Purchaser.

                           (d) Rents. Rents (other than Percentage Rents which will be apportioned as provided in Section 4.1(d)(v) and Tax and Operating Expense Reimbursements which shall be apportioned as provided in Section 4.3), including prepaid Rents and unpaid Rents as and when collected. The word "Rents", as used in this Agreement, shall include, without limitation, (i) fixed monthly rents and other fixed charges (the "Fixed Rents") payable by Tenants and occupants (including former Tenants and occupants) of the Premises under the Leases relating to the Premises that are listed on Schedule 1.1(vi) or that are entered into subsequent to the date of said schedule and prior to the Closing Date in accordance with Article X of this Agreement, (ii) percentage or overage rents and other charges and amounts payable by Tenants based upon their sales or receipts at or from the Premises ("Percentage Rents"), (iii) amounts payable by Tenants on account of real estate taxes and assessments or increases therein, mall maintenance charges, common area maintenance, operating costs or increases therein, insurance charges and the like ("Tax and Operating Expense Reimbursements"), and (iv) rents or other charges payable by Tenants for services of any kind provided to them (including, without limitation, the furnishing of heat, electricity, gas, water, other utilities and air-conditioning and the construction of store or mall enclosures, capital improvements or repairs or other items) ("Tenant Charge Reimbursements") for which a separate charge is made (the amounts listed in clauses (ii) through (iv) above being hereinafter collectively referred to as "Additional Rent"). The term "costs of collection" shall mean and include reasonable attorneys' fees and other costs incurred by Seller prior to the Closing Date or Purchaser after the Closing Date, as the case may be, in collecting any

         Rents but shall not include the regular fees payable to Manager.

                                    (i) Any Rents (other than Percentage Rents
                  and Tax and Operating Expense Reimbursements, which are apportioned as provided in Section 4.1(d)(v) and Section 4.3 respectively) collected subsequent to the Closing (whether due and payable prior or subsequent to the Adjustment Point) which (as determined pursuant to the further provisions of this Subsection 4.1(d)) relate partly to periods prior to the Closing, and any such Rents collected prior to the Closing which (as determined pursuant to the further provisions of this Subsection 4.1(d)) relate partly to periods after the Closing, shall be adjusted as of the Adjustment Point, with any portion thereof properly allocable (as determined pursuant to the further provisions of this Subsection 4.1(d)) to periods prior to the Adjustment Point, net of costs of collection, if any, to be retained by Seller or paid to Seller promptly after receipt by Purchaser, subject, however, to the further provisions of this Subsection 4.1(d), and any portion thereof properly allocable (as determined pursuant to the further provisions of this Subsection 4.1(d)) to periods subsequent to the Adjustment Point to be retained by Purchaser or paid to Purchaser promptly after receipt by Seller. Any rents collected prior to the Closing that relate partly to periods after the Closing shall be apportioned between Seller and Purchaser.

                                    (ii) Schedule 4.1(d)(ii) lists, as of its
                  date, all Tenants that are delinquent in payment of Rents or have made prepayments of Rents, the amount of each such delinquency or prepayment, the period to which each such delinquency or prepayment relates and the nature of the amount due, itemizing separately Fixed Rents and the specific items and amounts of Additional Rent as to which each such delinquency or prepayment exists. For purposes of this Subsection 4.1(d)(ii), a Tenant (i) shall be deemed to be delinquent in the payments of any Rents if such Rents have not been paid and it is ten (10) or more days after the initial due date thereof and (ii) shall be deemed to have made a prepayment of any Rents if such Rents are paid prior to the initial due date thereof. An update of such schedule, as of a date as close as possible but in no event more than five (5) Business Days prior to the Closing Date, shall be delivered by Seller to Purchaser at the Closing.

                                    (iii) If, with respect to Fixed Rents or any
                  component of Additional Rent under any Lease, the Tenant is not more than one (1) month delinquent as of the Closing Date, then any amount collected by or on behalf of Purchaser subsequent to the Closing from such Tenant on account of such Fixed Rents or component of Additional Rent shall be deemed to have been paid as directed by the Tenant in writing concurrently with such payment and in the absence of such direction shall be deemed to have been paid first on account of the month in which the Closing occurs, and then, if any portion of such amount is remaining, on account of payments of such Fixed Rents or component of Additional Rent due and payable after the Closing. If, with respect to any Fixed Rents or any component of Additional Rent under any Lease, the Tenant is more than one (1) month delinquent as of the Closing Date, then any amount collected by or on behalf of Purchaser subsequent to the Closing from such Tenant on account of such Fixed Rents or component of Additional Rent shall be deemed to have been paid as directed by the Tenant in writing concurrently with such payment and in the absence of such direction shall be deemed to have been paid first on account of payments of such Fixed Rents or component of Additional Rent due and payable no later than the date of receipt of such amount (including payments due on or prior to the Closing Date but not paid as of the date of the Closing and payments due after the Closing Date but not later than the date of receipt of such amount), but only to the extent relating to periods subsequent to the Adjustment Point; then, if any portion of such amount is remaining, on account of the foregoing payments to the extent relating to periods prior to the Adjustment Point; and finally, if any portion of such amount is remaining, on account of prepayments of such Fixed Rents or component of Additional Rent.

                                    (iv) Payments of Rents received after
                  Closing (other than Rents collected pursuant to Section 4.4(b)) shall be deemed to have been made as directed by the Tenant in writing concurrently with such payment and in the absence of such direction shall be deemed to have been made by the Tenant first to the payment of Fixed Rent, second to the payment of Percentage Rents, third to the payment of Tenant Charge Reimbursements, fourth, to payment of Tax and Operating Expense Reimbursements and last to the payment of any other items of Rent payable by such Tenant.

                                    (v) Notwithstanding anything to the contrary
                  set forth in this Subsection 4.1(d), it is agreed that Percentage Rents shall be apportioned on the following basis:
                  (x) at the Closing, Percentage Rents shall not be adjusted and
                  (y) following the end of the fiscal year on account of which such Percentage Rents are payable by each Tenant and receipt by Purchaser of any final payment on account thereof due from such Tenant, Purchaser shall pay to Seller the excess, if any, of (A) the amount of Percentage Rents actually paid by such Tenant on account of such entire fiscal year, net of costs of collection, if any, multiplied by a fraction, the numerator of which is the number of days of such fiscal year subsequent to the commencement and prior to expiration or termination of the Lease which occurred prior to the Adjustment Point and the denominator of which is the total number of days in such fiscal year subsequent to the commencement and prior to the expiration or termination of the Lease in question, over (B) all amounts theretofore received by Seller on account of the Percentage Rents in question for such fiscal year. If in any case the amount provided for in (B) above exceeds the amount provided for in (A) above, Seller shall pay the amount of such excess to Purchaser on demand. Except as provided in Section 4.3, the provisions of this Subsection 4.1(d)(v) shall also apply with respect to payments made by Tenants on an annual basis as adjustments to amounts theretofore paid by them on account of other components of Additional Rent.

                           (e) Advance Deposits. Any advance rental deposits with respect to the Leases held by Seller on the Closing Date and applicable to periods of time subsequent to the Closing, and any security deposits held by Seller on the Closing Date (together with the interest, if any, earned thereon for the account of any Tenant), shall be delivered to Purchaser. Seller shall be entitled to its share of interest earned on any such deposits for the account of Seller (i.e., to the extent not payable to the relevant Tenant under the term of its Lease) up to the Adjustment Point.

                           (f) Promotional Fund Payments. Marketing expenses, and amounts payable by or to Seller to or from the merchants association for the Ala Moana Center. If Seller is holding any funds collected by it from Tenants specifically for promotional or marketing activities (other than funds held by a merchants association, which shall remain the property of such association), Seller shall transfer such funds to Purchaser at Closing and Purchaser shall accept such funds and shall assume responsibility for holding such funds under the same arrangements as were applicable to Seller prior to Closing.

                           (g) Equipment Lease Payments. Amounts payable under the Equipment Leases if such leases are being assumed by Purchaser and are to continue after the Closing.

                           (h) Service Contracts. Fees and regular charges payable under the Service Contracts and other agreements to which Seller, or Manager, on behalf of Seller, is a party and relating to Seller's operations at the Premises if such agreements are being assumed by Purchaser and are to continue after the Closing.

                           (i) Brokerage Commissions. All commissions and other amounts due and payable to any brokers, agents, finders or similar persons ("Brokers") on account of (i) the execution of any Lease or any amendment or renewal thereof, (ii) the exercise by any Tenant of a renewal or expansion option contained in a Lease, (iii) the failure by any Tenant to exercise any termination or cancellation option contained in a Lease or (iv) any other event relating to any Lease, regardless of whether such amounts first become due before or after the Adjustment Point. For purposes of this Subsection 4.1(i), all such commissions and other amounts payable in respect of the initial terms of Leases signed on or prior to April 29, 1999 and the Lease renewals and prospective Leases identified on Schedule 4.1(i) hereto (collectively, the "Underwritten Leases") shall be deemed to relate to periods prior to the Adjustment Point (and Seller shall be liable to pay the same), and all other such commissions and other amounts (regardless of when such amounts actually become payable) shall be deemed to relate to periods after the Adjustment Point (and Seller shall not be obligated to pay any portion thereof). The provisions of this Subsection 4.1(i) shall also apply to costs of Tenant Work (as defined in Subsection 10.1) other than Tenant Work comprising Modified Phase V-A Work, or allowances in lieu thereof, payable under such Leases, and legal fees and disbursements of Seller and Purchaser relating thereto.

                           (j) Ground Lease Payments. Rents and other amounts payable under the Ground Lease.

                           (k) Ground Lease Deposit. Seller shall receive payment from Purchaser of the full amount of the security deposit made by Seller (or any predecessor tenant) and still outstanding under the Ground Lease.

                           (l) Deferred Lease Premiums/Other Leasing Charges. Seller shall receive payment from the Purchaser of all amounts paid by Tenants after Closing as deferred lease premiums or so-called "key dollars" in respect of Underwritten Leases as and when such amounts are received by Purchaser (this obligation shall survive the Closing and the 18-month time limit set forth in Section 4.2). In addition, if and to the extent that following Closing Purchaser collects amounts known as a "barricade charge" from a new Tenant and Seller paid the expense of installing the barricade to which such charge relates, Seller shall be entitled to reimbursement in an amount equal to one half of the amount collected by Purchaser.

                           (m) Annual Fees. Annual permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto continue for the benefit of Purchaser following the Closing.

                           (n) Gift Certificates. Purchaser shall receive a credit from Seller for the aggregate face amount of all gift certificates issued by Seller in respect of the Property prior to the Closing that have not been redeemed on or before Closing, and thereafter Seller shall be entitled to retain for its own account all funds then held by it in respect of such gift certificates. In addition, at Closing, Purchaser shall become responsible for redeeming all then-outstanding gift certificates and, to the extent required by law, delivering any unclaimed funds collected in respect of outstanding gift certificates to the appropriate Governmental Entity as and when required by law, and Purchaser agrees to indemnify and hold Seller harmless from and against any claims by any Person or Governmental Entities relating to such gift certificates or amounts collected or payable in respect thereto.

                           (o) Lease Termination Payments. Lease termination payments made to Seller by Tenants during the period between the date hereof and the Closing Date shall be apportioned between Seller and Purchaser, with Purchaser receiving a credit in an amount equal to the total Lease termination payment multiplied by the quotient of (A) the number of days between the Closing Date and scheduled expiration of the Lease term in force on the date of termination, divided by (B) the number of days between the termination of the related Lease and the scheduled expiration of the Lease term in force on the date of termination. Any such Lease termination payments owing as of Closing in respect of a termination that occurred prior to Closing shall be apportioned as and when collected in accordance with the principles set forth in this paragraph (o).

                           (p) Seller shall be entitled to a reimbursement from Purchaser of the amount of the prepayment Seller has made with respect to the Premises' 1999 Christmas ornaments (which amount is expected to be approximately $365,000) as and when the ornaments are delivered to Purchaser.

                           (q) Other Items. Any other operating expenses and any other items relating to the Property which, in accordance with generally accepted accounting principles and business practices, customarily would be apportioned between sellers and buyers of real estate.

                  4.2 Post-Closing Adjustments. To the extent that any of the prorations made on the Closing Date pursuant to this Article IV are based upon estimates of payments to be made to and/or expenses to be paid by Purchaser or Seller subsequent to the Closing Date which later prove inaccurate or otherwise are determined by either party to have been erroneously made, and the aggrieved party has notified the other party hereto of the specific inaccuracy or other error on or before the last Business Day of the eighteenth (18th) calendar month following the month in which the Closing occurs, Seller and Purchaser agree to adjust such prorations promptly upon receipt by Seller or Purchaser, as the case may be, of bills or other documentation setting forth the actual and/or correct amount of such payments or expenses.

                  4.3 Tax and Operating Expense Reimbursements. The portion of Rents consisting of Tax and Operating Expense Reimbursements shall be apportioned, after the end of the Applicable Closing Fiscal Period, on the same fiscal basis as such Rents are calculated under the applicable Leases, so that the amount thereof under each of the Leases to which Seller shall be entitled, as finally determined, shall be the entire amount thereof with respect to any fiscal period ending prior to the Closing Date, and, for the Applicable Closing Fiscal Period, an amount which bears the same ratio to the total Tax and

Operating Expense Reimbursements actually collected in respect of the applicable Lease for the Applicable Closing Fiscal Period as the number of days in said current fiscal period subsequent to the commencement and prior to the termination of the Lease in question which shall have elapsed prior to the Closing Date bears to the total number of days in the Applicable Closing Fiscal Period subsequent to the commencement and prior to the termination of the Lease in question. Upon any such apportionment, a settlement in cash shall be made by the party who previously received amounts in excess of the amount to which it is entitled on the basis of the final apportionment to the other party.

                  4.4     Collection of Rents.

                  (a) Purchaser shall bill all delinquencies existing at Closing monthly and shall use commercially reasonable efforts to enforce and cause to be enforced the collection of all unpaid Tax and Operating Expenses Reimbursements, Percentage Rents and other Rents which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal period, but Purchaser shall not be required to commence litigation, commence an adversary proceeding in a bankruptcy case or terminate Leases in connection with such collection efforts. Purchaser shall not waive or settle any claims for any such amounts in whole or in part to the extent such amounts, if collected, would be payable to Seller hereunder without the prior written consent of Seller (which consent shall not be unreasonably withheld). Costs of collection shall be charged against amounts collected and charged to the parties hereto in the proportion in which each is entitled to the proceeds of such collection. Purchaser shall provide to Seller semi-annual reports after Closing with respect to the collection by Purchaser after Closing of any such amounts which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal period.

                  (b) Seller shall have the right to seek collection of any Rent delinquencies owed to it and not collected by or on behalf of it within six (6) months following the Closing Date; provided, however, that in seeking to collect any such Rent delinquencies, Seller shall not be entitled to terminate any Lease or otherwise seek any remedy which could materially affect or impact the Property or the ownership or operation thereof other than a money judgment against the delinquent Tenant. Purchaser shall not be required to join in any such actions or proceedings commenced by Seller unless the provisions of any law, rule or regulation at the time in effect shall require that such actions or proceedings be brought by and/or in the name of Purchaser, in which event Purchaser shall join and cooperate in such actions or proceedings or permit the same to be brought by Seller in Purchaser's name but Seller shall pay all costs of collection relating thereto, including without limitation Purchaser's reasonable legal fees in reviewing pleadings and other materials filed in connection with such litigation.

                  (c) Notwithstanding anything to the contrary contained herein, Purchaser shall have the right at any time on or after the Closing, and whether or not its joinder shall be required as a matter of law, to join in, or to be substituted for Seller in, any proceedings for the eviction of Tenants and/or the collection of Rent which may have been instituted by Seller either prior to or after the Closing if the Tenant in question is still in possession of the premises covered by its Lease and if, in connection therewith, Purchaser intends to seek eviction of such Tenant, cancellation of the Lease or repossession of the leased premises. If Purchaser joins in, or is substituted for Seller as plaintiff in any such litigation, Purchaser shall, thereafter, assume sole liability for all costs and expenses of such litigation, including legal fees and expenses, as may thereafter be incurred (except as provided below) and shall thereafter control all aspects of such proceedings, except that Purchaser shall not be entitled to waive, reduce or otherwise compromise any claims for Rent relating to any period prior to Closing without the prior written consent of Seller (which consent shall not be unreasonably withheld). Seller in any event may, at its option, continue to participate in such litigation. In any event, Seller shall reimburse Purchaser for a pro rata portion of its costs and expenses of such collection in proportion to, but in no event in an amount greater than, the amount, if any, actually received by Seller after Closing as a result of such proceedings; provided, however, Seller shall be entitled to a credit for reasonable legal fees and expenses incurred by Seller prior to the intervention by Purchaser in connection with the proceedings previously instituted by Seller in connection with such collection efforts.

                  4.5 Additional Credits. In addition to the other adjustments provided for herein, at Closing Purchaser shall receive credit for each of the items set forth on Schedule 4.5.

                  4.6 Inspection of Books and Records. Seller shall have the right from time to time during the first twenty-four (24) months following the Closing to examine and audit so much of the books and records of Purchaser (or any property manager therefor) as may relate to Rent delinquencies, any items of income or expense or any other items that are the subject of adjustments pursuant to this Agreement in order to verify the collections or other proper treatment thereof; provided, that Seller gives Purchaser not less than 5 days advance written notice of such examination and that it is conducted at Seller's expense during normal business hours at the place or places where such books and records are regularly maintained by Purchaser. Seller agrees that it will treat as confidential and will not disclose or use any information obtained by it in connection with any such inspection, except for disclosure to the persons or in the circumstances permitted in Section 11.11(a) and as necessary for Seller to enforce its rights under this Agreement.

                  4.7 Survival. The provisions of this Article IV shall survive the Closing for the period set forth in Section 4.2 or such longer period as is expressly provided herein (e.g., Section 4.1(l) and Section 4.6).

                                    ARTICLE V

                                     CLOSING

                  5.1 Closing. Subject to the remainder of this Section, the Closing shall take place at the office of Carlsmith Ball, Pacific Tower, Suite 2200, 1001 Bishop Street, Honolulu, Hawaii 96813, at and as of 11:00 AM, H.S.T. on Friday, July 30, 1999, or at such other time, date or place as may be mutually agreed upon by Seller and Purchaser (the "Initial Scheduled Closing Date"). Seller shall have the right, by delivering written notice to Purchaser on or before ten (10) days prior to the Initial Scheduled Closing Date, to extend or adjourn the Closing Date to a date (the "Subsequent Scheduled Closing Date") not later than sixty (60) days after the Initial Scheduled Closing Date if Seller determines in its judgment that such adjournment is necessary to enable Seller to satisfy the conditions to Closing set forth in Section 6.1 (and Purchaser and General Partner have not waived any of the conditions in issue), such right being in addition to any other adjournment right provided for in this Agreement. On or before the twentieth day preceding the Initial Scheduled Closing Date, Seller shall provide Purchaser with a good faith assessment of whether Seller will be unable to satisfy any of the conditions to Closing set forth in Section 6.1 and the circumstances surrounding such potential inability; provided, however, that Seller's estimate shall not in any way impair Seller's right to extend or adjourn the Closing beyond the Initial Scheduled Closing Date. As used in this Agreement, the term "Closing" shall mean the transfer and assignment of the Property by Seller to Purchaser and the performance by each party of the obligations on its part then to be performed under and in accordance with the terms of this Agreement, and the term "Closing Date" shall mean the date on which the Closing is to occur as provided in the preceding sentences, as the same may be extended by

Seller pursuant to any other provision of this Agreement. Seller and Purchaser shall conduct a "pre-closing" commencing on the second Business Day preceding the Closing Date. Effective upon delivery of the Deed, actual and exclusive possession of the Property (subject only to the Permitted Exceptions) and risk of loss to the Property shall pass from Seller to Purchaser. It is expressly agreed by Seller, Purchaser and General Partner that time is of the essence with respect to the parties' respective obligations to close this transaction on the Closing Date.

                  5.2 Closing Deliveries by Seller. At the Closing, Seller shall execute, acknowledge where appropriate, and deliver or cause to be delivered to Purchaser each of the following instruments and documents:

                           (a) Deed of Transfer. A quitclaim deed without covenants in the form set forth in Exhibit D annexed hereto (the "Deed"), duly executed by Seller and acknowledged and conveying title to the Owned Land to Purchaser free of all liens and encumbrances other than the Permitted Exceptions.

                           (b) Bill of Sale. A bill of sale in the form of Exhibit E attached hereto (the "Bill of Sale"), duly executed by Seller and acknowledged and conveying all of Seller's right, title and interest in and to the Equipment.

                           (c) Assignment of Leases. An assignment and assumption agreement in the form attached hereto as Exhibit F (the "Assignment of Leases"), duly executed and acknowledged by Seller, pursuant to which Seller shall assign to Purchaser and Purchaser shall assume all of Seller's rights and certain of Seller's obligations under the Leases and any guarantees and other documents, if any, related thereto and the Security Deposits which, on the Closing Date, are held thereunder.

                           (d) Blanket Assignment of Contracts and Other Similar Rights. An assignment and assumption of the Service Contracts, Construction Contracts, Unrecorded Agreements, Equipment Leases, Intellectual Property, Permits, Warranties and Utility Deposits in the form attached hereto as Exhibit G (the "Blanket Assignment of Contract and Other Similar Rights"), pursuant to which Seller shall assign to Purchaser and Purchaser shall assume all of Seller's rights and certain of Seller's obligations under such agreements.

                           (e) Assignment of Ground Lease. An assignment and assumption agreement in the form attached hereto as Exhibit H, (the "Assignment of Ground Lease"), pursuant to which Seller shall assign to Purchaser and Purchaser shall assume all of Seller's rights and certain of Seller's obligations under the Ground Lease and any security deposit which, as of the Closing Date, is held thereunder.

                           (f) Tenant Notices; Landlord Notice. A notice signed by Seller advising the Tenant under each of the Leases in force at the Closing Date of the consummation of the transactions contemplated by this Agreement and directing the Tenant to pay rent to, or as otherwise directed by, Purchaser; and a notice signed by Seller advising the Landlords under the Ground Lease of the consummation of the transfer of Seller's interests in the Ground Lease to Purchaser;

                           (g) Books and Records, Etc. To the extent the same exist and are in Seller or Manager's possession, custody or control, each of the following:

                                    (i) originals, if available, or copies of
                  all permits and other authorizations or approvals issued by governmental authorities having jurisdiction over the Premises.

                                    (ii) originals, if available, or copies of
                  all books, records and files relating to the ownership, operation and maintenance of the Premises; such books, records and files shall include, without limitation, executed counterparts of the Leases, the Ground Lease, the Service Contracts, Unrecorded Agreements, paid bills, original invoices, correspondence with tenants, schedules of rent arrearage, current tax bills and annual water, sewer and utility bills relating to the Premises; Purchaser agrees that
                  (i) it will preserve such books, records and files for at least seven (7) years after the Closing and (ii) Seller and its constituent partners and any regulatory authorities having jurisdiction over any of them may, upon reasonable advance written notice to Purchaser, have access to review and/or copy such books, records and files at Seller's expense from time to time after the Closing during normal business hours at the place or places where they are regularly maintained by Purchaser. Seller agrees that it will treat as confidential and not disclose or use any information obtained by it in connection with any such inspection, except for disclosure to the persons or in the circumstances permitted in Section 11.11(a) and as necessary for Seller to enforce its rights under this Agreement.

                                    (iii) originals of any document or
                  instrument evidencing a security deposit posted by a Tenant, if not cash, together with such instrument or other endorsement as is necessary to transfer Seller's rights therein to Purchaser.

                                    (iv) originals, if available, or copies of
                  all Warranties relating to the Property.

                                    (v) originals, if available, or copies of
                  all site plans and other construction documents, including the "as-built" plans for the Premises.

                           (h) FIRPTA Affidavit/ State of Hawaii Form N-289. An affidavit, in the form of Exhibit I-1 attached hereto, stating that Seller is not a "foreign person" under Section 1445 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and a State of Hawaii Form N-289, in the form of Exhibit I-2 attached hereto, certifying that Seller is not a "nonresident person", as that term is used in Section 235-68, Hawaii Revised Statutes, as amended, and the regulations relating thereto.

                           (i) Title Matters. A seller's certificate in the form of Exhibit J attached hereto, and such other certificates (without indemnity) and supporting documents as are customarily provided by sellers of commercial real estate in Hawaii and are required by the Title Company as a condition to the issuance to Purchaser, at Purchaser's expense, of the title insurance policy referred to in
         Section 6.1(d), including without limitation, to the extent an affidavit is required by the Title Company to remove any Initial Title Report Objection, such an affidavit.

                           (j) Certificates.

                                    (i) Certificates, issued by the State of
                  Hawaii Department of Commerce and Consumer Affairs and dated not earlier than ten (10) Business Days prior to the Closing Date, certifying as to the good standing of Seller and its constituent general partners under the laws of Hawaii.

                                    (ii) A duly executed certificate of the
                  secretary of Managing Venturer, dated as of the Closing Date, certifying:

                                            (A) that the Board of Directors and
                                    stockholders of Managing Venturer have
                                    adopted resolutions approving the
                                    transactions contemplated hereby and
                                    authorizing Managing Venturer to execute and deliver, for and on behalf of Seller, this Agreement and each other agreement and other instrument necessary for the consummation of the transactions contemplated by this Agreement (which resolutions shall be attached to or incorporated in such certificate), that such action by the Board of Directors of the Managing Venturer constitutes the only authorization required for such execution, delivery and consummation by Managing Venturer; and it has not been revoked or otherwise withdrawn and remains in full force and effect.

                                            (B) As to a true and complete copy
                                    of Managing Venturer's certificate of
                                    incorporation and by-laws, and Seller's
                                    partnership agreement and amendments
                                    thereto, and that the same have not been amended (except as noted therein) and are in full force and effect as of the Closing Date, and also certifying as to the incumbency of the officers of Managing Venturer of Seller executing and delivering this Agreement and the other documents and instruments provided herein to be executed and delivered by Seller.

                                    (iii) (A) A duly executed certificate of the
                  secretary of Daiei Hawaii Investments, Inc., dated as of the Closing Date, certifying that the Board of Directors and Stockholders of Daiei Hawaii Investments, Inc. have adopted resolutions approving the transactions contemplated hereby and authorizing Daiei Hawaii Investments, Inc. to execute and deliver, for and on behalf of Seller, this Agreement and each other agreement and other instrument necessary for the consummation of the transactions contemplated hereby (which resolutions shall be attached to or incorporated in such certificate), that such action by such Board of Directors constitutes the only authorization required for such execution, delivery and consummation by Daiei Hawaii Investments, Inc.; and it has not been revoked or otherwise withdrawn and remains in full force and effect.

                                    (B) As to a true and complete copy of Daiei
                           Hawaii Investments, Inc.'s certificate of incorporation and by-laws, and that the same have not been amended (except as noted therein) and are in full force and effect as of the Closing Date, and also certifying as to the incumbency of the officers of Daiei Hawaii Investments, Inc. executing and delivering this Agreement and the other documents and instruments provided herein to be executed and delivered by Daiei Hawaii Investments, Inc.

                                    (iv) A duly executed certificate of Seller,
                  dated as of the Closing Date, certifying that each of the representations and warranties of Seller contained in Section
                  7.2 of this Agreement was true and correct as and when made and that each of such representations and warranties is true and correct as if remade on and as of the Closing Date (with appropriate modifications of those representations and warranties contained in Sections 7.2 to reflect actions taken by or on behalf of Seller in accordance with the provision of
                  Article X or identifying any representation or warranty which was not or no longer is true and correct and explaining the state of facts giving rise to the change). In no event shall Seller be deemed to be in default hereunder by reason of any breach of representation or warranty which results from any change that (a) occurs between the date hereof and the Closing Date, (b) is identified in reasonable detail on the certificate described in this Subsection 5.2(j)(iv) and (c) arose by virtue of actions on Seller's or Purchaser's part that were taken or not taken in accordance with the provisions of Article X; provided, however, that the occurrence of any such change that does not result in a Seller default may constitute the non-fulfillment of the condition set forth in
                  Section 6.1(b). If, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate. Seller's liability under such certificate shall be subject to the limitations and time restraints set forth in Section 7.3 and in Article VIII.

                           (k) Consents. Copies of such written consents to assignment of Service Contracts and any other similar agreements relating to the Property and identified by Purchaser to Seller in writing, if any, as Seller after employing commercially reasonable efforts is able to obtain from any other party to a Service Contract (which efforts shall not require the payment of monies or the incurrence of any liabilities on the part of Seller or Purchaser).

                           (l) Keys. Keys to all entrance doors to, Tenant spaces located in and equipment and utility rooms located in, the Premises, to the extent such keys are in the possession of Seller or its agents.

                           (m) Unexpired Warranties. Originals, if available, or copies of all unexpired Warranties, to the extent the same are in writing, are in the possession of Manager and are transferable to Purchaser.

                           (n) Termination of Management Agreement. Evidence of the termination of the management agreement between Seller and Manager effective as of the Closing Date and in accordance with its terms and effective as of the Closing Date (it being understood that such termination shall not be deemed to eliminate any payment or other obligations of Seller that, by the terms of the Management Agreement, survive its termination).

                           (o) Repayment of Loans.

                                    (i) Evidence of release and satisfaction in
                  full of that certain Real Property Mortgage and Financing Statement, Document No. 2491668, recorded in the Office of the Assistant Registrar of the Land Court of the State of Hawaii on October 9,

                  1998, and any related financing statements and other security agreements granted by Seller to the lenders for whose benefit said mortgage was granted and recorded against the Land Court records for any portion of the Premises, and similar evidence of release and satisfaction in full with respect to any other financings secured by the Premises that Seller may enter into prior to Closing.

                                    (ii) Evidence of release and satisfaction in
                  full of any other secured financing relating to the Property that is to be discharged at or prior to Closing.

                  Notwithstanding the foregoing, the above-mentioned loans may be repaid from the Purchase Price at Closing.

                           (p) Estoppels. Each of the Estoppel Certificates referred to in Section 10.3 and received by Seller prior to Closing (to the extent not previously delivered to Purchaser).

                           (q) Bulk Sale Tax Clearance Certificate. A bulk sales tax clearance certificate, dated not earlier than five (5) Business Days before Closing and issued by the Department of Taxation of the State of Hawaii for Seller in compliance with Section 237-43 of the Hawaii Revised Statutes.

                           (r) Conveyance Tax Certificate. State of Hawaii Form P-64A, in the form of Exhibit L attached hereto, appropriately completed and executed by Seller.

                           (s) Other Documents, etc. All other instruments and documents, if any, required to be executed, acknowledged and/or delivered by Seller to Purchaser pursuant to and in accordance with any of the other provisions of this Agreement and such other documents or instruments as Purchaser reasonably may request to effect the transactions contemplated in this Agreement without further expense or liability to Seller.

                  5.3 Closing Deliveries by Purchaser. At the Closing, Purchaser shall execute, acknowledge, where appropriate, and deliver to Seller the following agreements, instruments and payments:

                           (a) Purchase Price. The Purchase Price, payable in the manner provided for in Section 2.1 of this Agreement.

                           (b) Assignments. Counterparts of the Assignment of Leases, the Blanket Assignment of Contract Rights, and the Assignment of Ground Lease, each duly executed by Purchaser.

                           (c) Certificates.

                                    (i) Certificates issued by the Secretary of
                  State of the State of Delaware and dated not earlier than ten
                  (10) days prior to the Closing Date, certifying as to the good standing of Purchaser and General Partner under the laws of said State.

                                    (ii) A duly executed certificate of the
                  Secretary of General Partner, dated as of the Closing Date, certifying;

                                    (A) That the board of directors of General
                           Partner has adopted resolutions approving the transactions contemplated hereby and authorizing General Partner on its behalf and as general partner of Purchaser, to execute and deliver this Agreement and each other agreement and other instrument necessary for the consummation of the transactions contemplated by this Agreement (which resolutions shall be attached to or incorporated in such Certificate), that such action by General Partner's board of directors, together with any other authorization as set out in such certificate, constitutes the only authorization required for such execution, delivery and consummation by Purchaser and General Partner, as the case may be; and it has not been revoked or otherwise withdrawn and remains in full force and effect.

                                            (B) As to a true and genuine copy of
                                    General Partner's certificate of
                                    incorporation and by-laws, and Purchaser's partnership agreement, and that the same have not been amended (except as noted therein) and are in full force and effect as of the Closing Date, and also certifying as to the incumbency of the officers of General Partner executing and delivering this Agreement and the other documents and instruments provided herein to be executed and delivered by Purchaser and/or General Partner.

                                    (iii) A certificate of Purchaser and General
                  Partner, dated as of the Closing Date, certifying that each representations and warranties of Purchaser and General Partner contained in this Agreement are true and correct in all material respects as if remade on and as of the Closing Date.

                           (d) Conveyance Tax Certificate. State of Hawaii Form P-64A, in the form of Exhibit L attached hereto, appropriately completed and executed by Purchaser.

                           (e) Notice of Purchase. State of Hawaii Form D-37, in the form of Exhibit M attached hereto, appropriately completed and executed by Purchaser; and

                           (f) Other Documents, Etc. All other instruments and documents, if any, required to be executed, acknowledged and/or delivered by Purchaser to Seller pursuant to and in accordance with any of the other provisions of this Agreement and such other documents or instrument as Seller reasonably may request to effect the transactions contemplated in this Agreement without further expense or liability to Purchaser or General Partner.

                                   ARTICLE VI

                         CONDITIONS PRECEDENT TO CLOSING

                  6.1 Conditions Precedent to Obligation of Purchaser and General Partner. The obligation of Purchaser and General Partner to consummate the purchase of the Property shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser and General Partner in their sole discretion:

                           (a) Delivery of Documents. Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to Section 5.2.

                           (b) Accuracy of Representations and Warranties. Each of the representations and warranties of Seller contained in Section
         7.2 of this Agreement shall be true and correct as and when originally made and as remade on and as of the Closing Date. Purchaser covenants and agrees that it will use good faith efforts to advise Seller of any respect in which it believes any of Seller's representations and warranties is or becomes incorrect in any material respect promptly after Purchaser first learns thereof (provided, however, that Purchaser shall not have any liability to Seller for damages and none of Purchaser's rights hereunder shall be affected if it fails to so notify Seller except to the extent that the representations or warranties shall be deemed modified by Purchaser's knowledge as set forth in
         Section 7.3 below).

         Notwithstanding the foregoing, if Seller is unable to remake any of the representations or warranties set forth in Section 7.2(b)(ii), b(iv) or
         (b)(v), Section 7.2(e)(ii), Section 7.2(h) or Section 7.2(f) (collectively, the "Property Representations") as of Closing without regard to the materiality qualifications contained therein and without supplementing one or more of the disclosure schedules relating thereto (any such supplement, a "Closing Supplement"), the condition set forth in this Section 6.1(b) shall not be deemed to be unfulfilled by reason thereof unless (i) the matters set forth in the Closing Supplements, taken together, result in impairment to the value of the Property (an "Impairment"), (ii) the Fair Value of the Impairments exceeds $8.1 million and (iii) Seller is unwilling to accept a reduction to the Purchase Price equal to the amount of such excess (it being understood that the Seller shall not be under any obligation to accept such a reduction). If the aggregate Fair Value of all Impairments (as agreed between the parties, or as determined pursuant to the dispute resolution provisions below) is $8.1 million or less, and the conditions to Closing set forth in this Section 6.1 otherwise have been fulfilled or waived by Purchaser and General Partner as provided herein, then the condition set forth in this Section 6.1(b) will not be deemed unfulfilled as the result of the matters set forth in the Closing Supplements and the Deductible Amount (as provided in Section 8.3) automatically will be reduced by the Fair Value of the Impairment. Similarly, if at Closing the Fair Value of all Impairments exceeds $8.1 million and the Closing occurs, the Deductible Amount will be reduced to zero. If, as a result of the foregoing, Seller accepts a reduction in the Purchase Price, Seller's Liability Cap (as provided in Section 8.3) automatically will be reduced by the amount by which the Fair Value of all Impairments exceeds $8.1 million. As used herein, "Fair Value" means, with respect to an Impairment, the amount by which the Impairment impairs the value of the Property taken as a whole, as the same shall be mutually agreed between Seller and Purchaser acting in good faith. If, at Closing, Seller and Purchaser are unable to agree on the Fair Value of an Impairment, the parties agree to close the transaction using the midpoint of their respective conclusions of Fair Value and after Closing either party shall have the right to submit the final question of Fair Value to binding arbitration and the unsuccessful party to the arbitration will reimburse the prevailing party in such arbitration for the difference between the Fair Value used at Closing and the Fair Value established in arbitration in cash within 10 days of the conclusion thereof. Any such arbitration shall be conducted in Honolulu, Hawaii in accordance with the Commercial Arbitration Rules (and the Expedited Procedures thereunder) of the American Arbitration Association and with the additional guidelines set forth in the next paragraph.

                  Seller or Purchaser may demand arbitration pursuant to the foregoing paragraph by giving the other party written notice describing in reasonable detail the nature and amount of the controversy within thirty (30) days of Closing. Within fifteen (15) days after giving such notice, each of Seller and Purchaser shall select and designate in writing to the other Party one reputable, disinterested individual having not less than seven (7) years experience in valuing similar properties and willing to act as an arbitrator of the dispute in question. Within fifteen (15) days after the foregoing selections have been made, the arbitrators so selected shall jointly select a third reputable individual also having not less than seven (7) years experience in valuing similar properties and having no affiliation with either of the parties and willing to act as an arbitrator of the dispute in question. If the first two arbitrators selected are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by a sitting Judge of the First Circuit Court of the State of Hawaii. The three arbitrators selected shall constitute the arbitration panel and the presentation of the parties in the arbitration proceeding shall be commenced and completed within sixty (60) days after the selection of the arbitration panel and the arbitration panel shall render its decision in writing within thirty (30) days after the completion of such presentations. The arbitrators shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchanging of summaries of proposed witnesses and examination by deposition of parties or other persons. All issues regarding compliance with discovery requests shall be decided by the arbitrators. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required. Any decision rendered by the arbitration panel shall be final and binding on the parties hereto, and judgement thereon may be entered by any state or federal court of competent jurisdiction. To the extent the dispute in question involves issues of law, the arbitrators shall apply and be bound to follow the laws of the State of Hawaii and, to the extent applicable, the laws of the United States of America. Purchaser, General Partner and Seller agree that arbitration shall be the exclusive method of resolving claims, disputes and controversies described in this Section 6.1(b), and stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute.

                           (c) Observance of Covenants. Seller shall have performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by Seller as of the Closing Date.

                           (d) Title. The Title Company shall have issued or shall be prepared to issue, upon payment of the applicable premiums therefore, a Title Policy with respect to the Owned Land and the leasehold estate in the Leased Land, showing title to the Owned Land and the leasehold estate in the Leased Land vested in Purchaser, subject only to Permitted Exceptions. It shall not be a condition to Closing that Purchaser be able to obtain any endorsements or coverages not set forth in the definition of "Title Policy". The parties hereto agree that any Encumbrance which arises after the date hereof and prior to the Closing, and is not a Permitted Exception and is not Removed by Closing, shall be deemed solely to cause a failure of a condition precedent to Purchaser's obligation to close the transactions contemplated by this Agreement and shall not form the basis of a breach or default by Seller under this Agreement unless the Encumbrance constitutes a Mandatory Removal Objection.

                           (e) No Injunction. No action, suit or legal or administrative proceedings shall have been instituted by or before any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, (referred to herein as "Governmental Entity") seeking to enjoin the transactions contemplated by this Agreement, other than any such proceeding initiated by or on behalf of Purchaser, General Partner or any Affiliate of either of them.

                           (f) Transactions Not Prohibited. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect or, if applicable, have been threatened by any Governmental Entity or any third party, other than any such order or other legal restraint or prohibition or threat thereof obtained or initiated by or on behalf of Purchaser, General Partner or any Affiliate of either of them.

                           (g) Seller Approval. The board of directors of each partner in Seller shall have duly and validly authorized such partner to cause Seller to deliver its interests in the Property as required hereunder and to consummate each of the other transactions contemplated hereby.

                           (h) Estoppel Certificates. Purchaser shall have received (a) Estoppel Certificates from each of the Anchor Tenants at the Ala Moana Center (other than Liberty House), (b) Estoppel Certificates from Tenants representing at least 65% of the total gross leasable area of the Ala Moana Center and Ala Moana Plaza leased to in-line Tenants and (c) Estoppel Certificates from office Tenants representing at least 65% of the total net rentable area of the Ala Moana Pacific Center and the Ala Moana Building, taken together, leased to office Tenants. Notwithstanding anything else in this Agreement to the contrary, Seller shall have the unilateral right, but not the obligation, to adjourn the Closing for up to thirty (30) days in order to obtain any of the Estoppel Certificates required pursuant to the preceding sentence, subject to the right of Purchaser to waive delivery of such delivery requirement as a condition to Closing.

                           (i) Settlement Agreement. A "Closing" shall have occurred as contemplated by the terms of the Settlement Agreement, dated July 26, 1994, between Liberty House, Inc. and Seller, as amended to the date hereof (the "Liberty House Settlement Agreement"), and Liberty House, Inc. shall have delivered to Seller a certificate of acknowledgment in substantially the form of Exhibit R attached hereto.

                           (j) HSR Act. Seller and Purchaser shall have mutually concluded that no filing under the HSR Act is required with respect to the transactions contemplated hereby, or, if applicable, any waiting period applicable to the consummation of the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall not have been withdrawn or terminated.

                  6.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the sale of the Property to Purchaser shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

                           (a) Receipt of Purchase Price. Seller shall have received the Purchase Price, as adjusted pursuant to and payable in the manner provided for in this Agreement.

                           (b) Delivery of Documents. Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to Section 5.3.

                           (c) Accuracy of Representations and Warranties. All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct as originally made and as remade on and as of the Closing Date.

                           (d) Observance of Covenants. Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed or observed by Purchaser as of the Closing Date.

                           (e) Funds. Intentionally Omitted.

                           (f) No Injunction. No action, suit or legal or administrative proceedings shall have been instituted before any court or Governmental Entity seeking to enjoin the transactions contemplated by this Agreement, other than any such proceeding initiated by or on behalf of Seller or any of its Affiliates.

                           (g) Transactions Not Prohibited. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, or, if applicable, have been threatened by any Governmental Entity or by any third party, other than any such order or other legal restraint or prohibition or threat thereof obtained or initiated by or on behalf of Seller or any Affiliate of Seller.

                           (h) Purchaser Approval. The board of directors of General Partner shall have duly and validly authorized Purchaser to deliver the Purchase Price required hereunder and to consummate each of the transactions contemplated hereby.

                           (i) HSR Act. Seller and Purchaser shall have mutually concluded that no filing under the HSR Act is required with respect to the transactions contemplated hereby, or, if applicable, any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall not have been withdrawn or terminated.

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

                  7.1 Representations and Warranties by Purchaser. In order to induce Seller to sell the Property to Purchaser, Purchaser, as of the date of this Agreement and again on and as of the Closing

Date, represents and warrants to Seller as follows:

                           (a) Purchaser was duly formed, and is validly existing and in good standing as a limited partnership under the laws of the State of Delaware. Purchaser has all necessary partnership power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser, and the documents to be executed by Purchaser pursuant hereto, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement constitutes and, upon execution and delivery, each of the other agreements and instruments required to be executed and delivered by Purchaser pursuant to Section
         5.3 will constitute the valid, legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                           (b) Execution and delivery by Purchaser of this Agreement do not, and performance by Purchaser of its obligations under this Agreement or any of the other agreements or instruments required to be executed and delivered by Purchaser pursuant to Section 5.3 will not, (i) violate or conflict with the terms of Purchaser's certificate of limited partnership, partnership agreement, or any other similar documents by which Purchaser is organized or governed (ii) violate in any material respect the terms of any judgment, decree, order, statute, rule or regulation of any Governmental Entity applicable to Purchaser, or (iii) result in any material default under, the termination of or the acceleration of any debt or other monetary obligation under any mortgage, bank loan, credit agreement or other agreement or instrument to which Purchaser is a party or by which Purchaser is otherwise bound.

                           (c) General Partner was duly formed, and is validly existing and in good standing under the laws of the State of Delaware. General Partner has all necessary corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by General Partner, and the documents to be executed by General Partner pursuant hereto, have been duly and validly authorized by all necessary action on the part of General Partner. This Agreement constitutes and, upon execution and delivery, each of the other agreements and instruments required to be executed and delivered by General Partner pursuant to
         Section 5.3 will constitute the valid, legal and binding obligation of General Partner, enforceable against General Partner in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                           (d) Execution and delivery by General Partner of this Agreement does not, and performance by General Partner of its obligations under this Agreement or any of the other agreements or instruments required to be executed and delivered by General Partner pursuant to Section 5.3 will not, (i) violate or conflict with the terms of General Partner's certificate of incorporation, by-laws or any other similar documents by which General Partner is organized or governed, (ii) violate in any material respect the terms of any judgment, decree, order, statute, rule or regulation of any Governmental Entity applicable to General Partner, or (iii) result in any material default under, the termination of or the acceleration of any debt or other monetary obligation under any mortgage, bank loan, credit agreement or other agreement or instrument to which General Partner is a party or by which General Partner is otherwise bound.

                           (e) Purchaser fully understands the nature and significance of the transactions provided for in this Agreement and the limitations provided in Section 1.2 and elsewhere herein. Purchaser (i) is satisfied with the amount being paid by it for the Property, as set forth herein, based and in sole reliance upon its own valuation of the Property and its review and analysis of the business, operations, condition and prospects of the Property, and (ii) is not relying upon any statements, affirmations, representations or warranties of Seller, or anyone purporting to act on behalf of Seller, except in each case for the express representations, warranties and covenants set forth in this Agreement and in any other documents to be executed and delivered to Purchaser by Seller at the Closing as limited herein and therein.

                  7.2 Representations and Warranties of Seller. In order to induce Purchaser to purchase the Property from Seller, Seller, as of the date of this Agreement and again on and as of the Closing Date, represents and warrants to and with Purchaser and General Partner as follows:

                           (a) Seller's Status, Etc.

                                    (i) Seller was duly formed and is validly
                           existing and in good standing (if applicable) as a general partnership under the laws of the State of Hawaii. Seller has all necessary partnership power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller and the documents to be executed by Seller pursuant hereto have been duly and validly authorized by all necessary action on the part of Seller and Seller's constituent general partners. This Agreement constitutes and, upon execution and delivery, each of the other agreement and instruments required to be executed and delivered by Seller pursuant to Section
                           5.2 will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, rehabilitation and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                                    (ii) Execution and delivery by Seller of
                           this Agreement do not, and performance by Seller of its obligations under this Agreement or any of the other agreements or instruments required to be executed and delivered by Seller pursuant to Section
                           5.2 will not (i) violate or conflict with the terms of Seller's partnership agreement, (ii) violate in any material respect the terms of any judgment, decree, order, statute, rule or regulation of any Governmental Entity applicable to Seller, or (iii) result in any material default under, the termination of or the acceleration of any debt or other monetary obligation under any mortgage, indenture, loan agreement or other agreement or instrument to which Seller is a party or by which Seller is otherwise bound.

                           (b) Real Property.

                                    (i) Seller has not granted any options or
                           rights of first refusal or rights of first offer, which are currently in effect, to purchase any of the Premises, except any such rights that constitute Permitted Exceptions.

                                    (ii) Except as set forth on Schedule
                           7.2(b)(ii), Seller has not received any written notice from any Governmental Entity that all or any portion of the Premises is in material violation of any applicable building code, fire code or any applicable zoning or land use or other similar local, state or federal law or regulation to which Seller or the Premises are subject, which material violation has not been cured or remedied prior to the date hereof.

                                    (iii) Intentionally omitted.

                                    (iv) To Seller's knowledge, other than as
                           disclosed in Schedule 7.2(b)(iv) attached hereto, (A) Seller has not received any written notice from any Governmental Entity or other Person that Seller or the Premises are not in compliance with Environmental Laws in any material respect; (B) there are no administrative, regulatory or judicial proceedings pending or threatened against Seller with respect to the Premises pursuant to, or alleging any material violation of or material liability under, any Environmental Laws, and (C) prior to Manager's management of the Premises, none of the Premises was used as a disposal site for any Hazardous Materials the disposal of which is governed by any Environmental Laws. As used in this Agreement, the term "Environmental Law" means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction promulgated by any Governmental Entity (I) for the protection of the environment, (including air, water, soil and natural resources) or
                           (II) regulating the use, storage, handling, release or disposal of Hazardous Materials, in each case as presently in effect and as enforced in the relevant jurisdiction.

                                    (v) Except as set forth on Schedule
                           7.2(b)(v), no proceeding is pending or, to Seller's knowledge, threatened for the taking of the Premises or any portion thereof in condemnation or by powers of eminent domain.

                           (c) Owned Equipment/Equipment Leases.

                                    To Seller's knowledge, except as specified
                           in Schedule 7.2(c), Seller owns all Equipment free and clear of any Encumbrances, other than Equipment disposed of in the ordinary course of business since the date set forth in Schedule 7.2(c).

                           (d) Leases.

                                    Seller has not received any written notice
                           from any of Sears, J.C. Penney or Neiman Marcus that it intends either to cease operation at the Property (other than temporarily due to casualty, remodeling, renovation or any similar cause) or to cease operating under the name under which it is operating at the Property as of the date hereof.

                           (e) Real Estate Taxes. (i) No application or
                  proceeding commenced by or on behalf of Seller is pending with respect to any reduction in or refund of real estate taxes with respect to the Property, and (ii) no action or proceeding is pending with respect to an increase of real estate taxes with respect to the Property (although it is possible that the pending Phase V A work and any additional alterations at the Property will result in an increase in the assessed value of the Property and, therefore, an increase in the real estate taxes payable in respect thereof).

                           (f) Ground Lease.

                                    To Seller's knowledge, on the date of this
                           Agreement (i) the names of the landlords under the Ground Lease, (ii) the amount of the fixed minimum rent per annum to be paid under the Ground Lease,
                           (iii) the amount of the security deposit held by the landlords under the Ground Lease and (iv) the date of the Ground Lease and of each amendment or modification thereof were as set forth on Exhibit B. Except as set forth on Exhibit B, to Seller's knowledge, Seller is not in default in any material respect under the Ground Lease. Purchaser and General Partner agree that when Seller remakes the representations in the first sentence of this paragraph (f) at Closing in the certificate referred to in Section 5.2(j)(iv) or Section 6.1(b), the representations shall only be remade as of the date of this Agreement and not as of the Closing Date.

                           (g) Intentionally omitted.

                           (h) Litigation. Except as set forth in Schedule 3.1(h) attached hereto, and except for claims covered in full by Seller's public liability insurance (subject to any deductibles), there are no pending suits, actions or proceedings relating to the Premises, nor, to Seller's knowledge, have any such suits, actions, proceedings, investigations, claims or complaints been threatened in writing against Seller before any Governmental Entity, and, to Seller's knowledge, there are no outstanding orders, writs, injunctions, decrees, judgments or awards by any Governmental Entity against Seller, which, individually or in the aggregate, could reasonably be expected to materially and adversely affect the value of the Property taken as a whole or to prevent or materially interfere with Seller's ability to consummate the transactions required hereby.

                           (i) Consents. To Seller's knowledge, Schedule 7.2(i) attached hereto contains a complete list of (i) all consents, waivers, approvals or authorizations of, or declarations, filings, qualifications or registrations with, or notices to, any Governmental Entity or other Person which are required to be obtained, made or given by Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (collectively, the "Consents"), and except for the Consents, to Seller's knowledge no other consents, waivers, approvals or authorizations of, or declarations, filings, qualifications or registrations with, or notices to, any Governmental Entity or other Person are required to be made, obtained or given by Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                           (j) Seller Not a Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code or a "nonresident person", as that term is used in Section 235-68, Hawaii Revised Statutes, as amended, and the regulations relating thereto.

                  7.3 General Provisions.

                  (a) Seller's Right to Amend Representations. Seller shall have the right from time to time by notice to Purchaser, and without liability therefor (other than as expressly provided for in Section 11.3), to amend or supplement its qualifications to the representations and warranties in Section 7.2, by amendment of the Schedules hereto or otherwise, to reflect changes in facts or to correct any immaterial factual inaccuracies; provided, however, that any such amendment or supplement, if adverse to Purchaser, may constitute the nonfulfillment of the condition set forth in Section 6.1(b). If and to the extent that any representation or warranty by Seller hereunder is confirmed with respect to any Tenant by an Estoppel Certificate from such Tenant, the portion of the representation or warranty so confirmed, insofar as it relates to that Tenant, shall be deemed stricken from this Agreement (and from any bringdown or other certificate delivered in connection herewith) and Seller shall not have any further obligation or liability to Purchaser or General Partner with respect thereto.

                  (b) Definition of "Seller's Knowledge". All references in this Agreement to Seller's knowledge or words of similar import shall refer only to the present actual knowledge of Kozo Yamagishi (the "Designated Employee") and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliate thereof, or to impose upon the Designated Employee any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Purchaser or the contents of files maintained by the Designated Employee or any of Seller's agents or representatives. There shall be no personal liability on the part of the Designated Employee arising out of any representations or warranties made herein.

                  (c) Seller's Representations Deemed Modified. To the extent that Purchaser actually knows at or prior to Closing that any of Seller's representations and warranties are inaccurate, untrue or incorrect in any way and Purchaser nevertheless closes, such representations and warranties shall be deemed modified to reflect Purchaser's knowledge. Seller shall not have any liability in connection with this Agreement by reason of any inaccuracy of a representation or warranty if and to the extent that such inaccuracy has been identified by Seller to Purchaser in writing or otherwise is actually known by Purchaser, in each case at or prior to the Closing and Purchaser elects, nevertheless, to consummate the Closing. For purposes of this Agreement, Purchaser shall be deemed to actually know that a representation or warranty is untrue, inaccurate or incorrect if and to the extent that (i) Manager is aware at or prior to Closing of the facts or circumstances that render such representation or warranty untrue, inaccurate or incorrect, or (ii) this Agreement, any Exhibit or Schedule attached hereto, any estoppel certificate executed by any Tenant of the Property and delivered to Purchaser or General Partner at or prior to Closing, or any study, test, report, or analyses delivered to or prepared by or for Purchaser or General Partner or any of their respective Affiliates or any employees, agents, representatives or attorneys of any of the foregoing (all of the foregoing employees, agents, representatives and attorneys being herein collectively called the "Purchaser's Representatives"), at or prior to Closing or otherwise obtained by Purchaser or General Partner or any Affiliate of either of them or any Purchaser's Representative at or prior to Closing contains information which is inconsistent with such representation or warranty.

                  (d) Notice of Breach: Seller's Right to Cure. If after the date hereof and prior to the Closing, Purchaser becomes aware or is deemed to know (within the meaning of Section 7.3 hereof) that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect (other than as a result of receipt of written notice thereof from Seller pursuant to the requirement of the next sentence), Purchaser shall use good faith efforts to notify Seller in writing within five (5) Business Days of obtaining such knowledge and, in any event, prior to the Closing (provided, however, that Purchaser shall not have any liability to Seller for damages or be deemed to have compromised any of its other rights hereunder if it fails to so notify Seller). If at or prior to the Closing, Seller obtains knowledge that any of the representations or warranties made herein by Seller is untrue, inaccurate or incorrect, Seller shall notify Purchaser in writing thereof within five (5) Business Days of obtaining such knowledge and, in any event, prior to the Closing. In either such event, Seller shall not be obligated to cure any such misrepresentation or breach unless said misrepresentation or breach was caused by or resulted from an act or omission of Seller in bad faith or in violation of Seller's covenants in Article X. If Seller is required or otherwise willing to attempt to cure the misrepresentation or breach, Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed ninety (90) days) for the purpose of any such cure, provided, however, Purchaser shall have the right to waive such breach at any time during said period of adjournment and in the event of such waiver Seller and Purchaser shall consummate the Closing without any reduction or credit against the Purchase Price with respect thereto. If Seller fails to cure any misrepresentation or breach, required by the preceding sentence to be cured, or declines to cure any other misrepresentation or breach not required to be cured, then Purchaser, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall be entitled to exercise the remedies set forth in Section 11.3(b). If any such representation or warranty is untrue, inaccurate or incorrect but is not untrue, inaccurate or incorrect in any material respect, Purchaser shall be deemed to waive such misrepresentation or breach of warranty, and Purchaser shall be required to consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price.

                  7.4 Survival. The representations and warranties in this
Article VII shall survive the Closing, subject to the limitations set forth in
Article VIII.


                                  ARTICLE VIII

                                 INDEMNIFICATION

                  8.1 Obligation of Purchaser to Indemnify. Purchaser and General Partner, jointly and severally, hereby agree to indemnify, defend and save harmless Seller and its Affiliates from any costs, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements but excluding consequential and other indirect damages) imposed upon, incurred by (whether by way of judgment, award, decree, settlement payment or otherwise) or suffered by Seller by reason of any (i) breach or inaccuracy in any material respect of any representation or warranty contained in Section 7.1 or (ii) breach in any material respect of any covenant of Purchaser or General Partner contained in this Agreement.

                  8.2 Obligation of Seller to Indemnify. Seller hereby agrees to indemnify, defend and save harmless Purchaser from and against all costs, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements but excluding consequential and other indirect damages) imposed upon, incurred by (whether by way of judgment, award, decree, settlement payment or otherwise) or suffered by Purchaser by reason of any (i) breach or inaccuracy of any representation or warranty of Seller contained in
Section 7.2 (without regard to the materiality qualifications contained therein), as such representation or warranty may have been deemed modified by
Section 7.3, or in any certificate delivered by Seller pursuant to Section 5.2(h) or (j) or (ii) breach in any material respect of any covenant of Seller contained in this Agreement or any other agreement or instrument being delivered to Seller concurrently herewith or required by the terms hereof or thereof to be delivered to Seller at Closing which covenant is required to be performed or observed after the Closing.

                  8.3 Limitations on Recovery. (a) Notwithstanding anything to the contrary in this Article VIII, it is expressly understood and agreed by the parties that, without limiting or affecting any other obligation of either party to defend and indemnify contained in this Article VIII or otherwise in this Agreement, Purchaser shall not be entitled to any claim for indemnification pursuant to Section 8.2(i) (x) if the breach or inaccuracy of representation or warranty in question results from or is based on a condition, state of facts or other matter that was actually known to Purchaser prior to the Closing, (y) unless the valid claims of Purchaser for all such breaches collectively aggregate more than $8,100,000, as the same may have been reduced pursuant to
Section 6.1(b) (the "Deductible Amount"), it being understood and agreed that Purchaser shall only be entitled to indemnification for amounts in excess of the foregoing threshold, and (z) unless Purchaser or General Partner has given Seller written notice of such claim stating the representation or warranty alleged to have been breached, an explanation in reasonable detail of the circumstances giving rise to the claim, and its good faith estimate of the total dollar amount of the harm suffered and likely to be suffered as a result of the alleged breach, provided, however, that no such estimate shall serve to limit the amount of actual recovery available to Purchaser and/or General Partner in respect of such claim (such notice, a "Notice of Claim"), on or prior to the 180th day following the Closing Date, it being understood and agreed that Seller shall have no further liability under or in respect of such warranties and representations from and after the 180th day following the Closing Date, except to the extent of any breach thereof of which Purchaser or General Partner has delivered Seller a Notice of Claim prior to such 180th day. For the avoidance of doubt, on the 180th day following Closing, Seller shall be fully discharged and released (without the need for any separate release or other documentation) from any and all liability or obligation to Purchaser, General Partner or any successor or permitted assign with respect to claims arising out of Seller's representations and warranties contained in Section 7.2, except solely for those matters that are then the subject of a pending Notice of Claim delivered by Purchaser or General Partner to Seller prior to such date. Any claim that Purchaser may have at any time against Seller for a breach of any representation or warranty contained in Section 7.2, whether known or unknown, with respect to which a Notice of Claim has been delivered to Seller on or prior to such 180th day may only be the subject of subsequent litigation brought by Purchaser against Seller if (1) Seller has accepted and is defending Purchaser or General Partner in respect of the claim specified in the Notice of Claim on such 180th day or (2) such litigation is commenced against such Seller on or prior to the last Business Day of the 18th calendar month following the month in which the Closing occurs. For the avoidance of doubt, on the last Business Day of such 18th month, Seller shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Purchaser or General Partner and/or either of their successors or permitted assigns with respect to any claims Purchaser or General Partner may have against Seller for a breach of any representation or warranty contained in Section 7.2, except solely for those matters that are covered by (1) above or the subject of a litigation by Purchaser or General Partner (or any successor or permitted assign thereof) against Seller that is pending on such date.

                  (b) In addition, and notwithstanding any provision to the contrary herein or in any other agreement being delivered concurrently herewith or at Closing, (i) Seller shall have no liability with respect to any claim under any of the representations and warranties contained in this Agreement or in any document that is to be delivered at Closing, which claim relates to or arises in connection with (1) any

Hazardous Materials (except solely to the extent that Seller's representation in Section 7.2(b)(iv) was untrue or incorrect), (2) the physical condition of any Property (except solely to the extent that Seller's representation in Section 7.2(b)(ii) was untrue or incorrect) or (3) any other matter not expressly addressed in Seller's representations and warranties in Section 7.2 or in a certificate delivered by Seller pursuant to Section 5.2(h) or (j) and (ii) in no event shall Seller's total aggregate liability in respect of all claims for which Seller has agreed to provide indemnity pursuant to Section 8.2(i), together with all claims payable by Seller pursuant to it indemnification obligations in the Assignment Instruments, ever exceed $16,200,000, as the same may have been reduced as set forth in Section 6.1(b) (the "Liability Cap"). Purchaser agrees that it will not deliver any Notice of Claim unless it believes in good faith that the claim, together with any then-pending claims, will exceed the minimum threshold to recovery provided in Section 8.3(a). Seller hereby agrees that the limitations upon recovery contained in Section 8.3(a) (other than clause (x)) and this Section 8.3(b)(ii) shall not apply to any claims of Purchaser for breaches of the representations in 7.2(a) and 7.2(j). For purposes hereof, "Assignment Instruments" means collectively the assignment instruments referred to in clauses (c), (d) and (e) of Section 5.2.

                  8.4 Claim Procedures and Escrow. (a) If any claim for indemnification is asserted by Purchaser or General Partner against Seller pursuant to this Agreement or any other instrument or agreement delivered concurrently herewith or at Closing, Seller shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding asserted against Purchaser or General Partner which resulted in the claim for indemnification and, if such right is exercised, the parties agree to cooperate in the defense of such action or proceeding. At Closing, Seller agrees to deposit an amount of cash equal to the Liability Cap (the "Cash Collateral") into escrow with First Hawaiian Bank, Bank of Hawaii or another bank located in the United States selected by Seller and approved by Purchaser (such approval not to be unreasonably withheld or delayed) and to cause that bank (the "Indemnity Escrow Agent") to enter into an escrow agreement on terms substantially similar to the terms of the Escrow Agreement for the purpose of maintaining such funds (such escrow, the "Indemnity Escrow").

                  (b) If, within thirty (30) days after receipt of a Notice of Claim, Seller delivers to Purchaser a written notice indicating that Seller disputes the circumstances giving rise to or the amount of the subject claim, Purchaser may submit the matter for binding arbitration in accordance with the provisions of the last paragraph of Section 6.1(b) by delivering a notice to Seller in accordance with Section 11.6 demanding arbitration and describing in reasonable detail the nature and amount of the claim, dispute or controversy (a "Demand Notice"). If, after receiving timely notice of a dispute hereunder from Seller, Purchaser fails to so submit the matter for binding arbitration within twenty (20) days after receipt of such notice from Seller, then Seller shall be relieved of the claimed indemnification obligation described in the Notice of Claim. In the event Seller (i) receives a Notice of Claim and fails timely to notify Purchaser of its dispute as to the indemnification obligation referred to therein and fails to make payment within (30) days after Seller's receipt of the Notice of Claim (or, in the case of a third party claim, fails to perform as required hereunder), or (ii) has an indemnification obligation to Purchaser or General Partner under this Article XII as determined pursuant to arbitration as referenced above and Seller does not satisfy the obligation within ten (10) days after the decision rendered in the arbitration (or, in the case of a third party claim, fails to perform as required hereunder in accordance with the decision rendered in the arbitration), then, in either event, Purchaser or General Partner (as the case may be) shall be entitled to receive funds from the Indemnity Escrow sufficient to satisfy the Seller's obligations with respect to the relevant claim and in such circumstances Seller and Purchaser agree to deliver written instructions to the Indemnity Escrow Agent directing disbursement of the relevant portion of the Cash Collateral to Purchaser or General Partner, as applicable.

                  (c) Purchaser, General Partner and Seller agree that arbitration shall be the exclusive method of resolving claims, disputes and controversies described in this Section 8.4, and stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute.

                  (d) (i) On the 181st day following the Closing, the amount of the Cash Collateral shall be reduced to the sum of (x) 50% of the Liability Cap plus (y) Purchaser's good faith estimate (which estimate shall be provided to Seller in writing no later than the 170th day following Closing and shall be supplemented by Purchaser in writing to add Purchaser's good faith estimate of additional claims, if any, of which Purchaser notifies Seller prior to the 181st day following Closing) of the total amount of unsatisfied claims that are the subject of Notices of Claim delivered to Seller through the 180th day following Closing that have not then been resolved in accordance with the Agreement.

                  (ii) On the Business Day following the last Business Day of the 18th month following the month in which Closing occurs (such last business day, the "Expiration Date"), the amount of the Cash Collateral shall be reduced to Purchaser's good faith estimate (which estimate shall be provided to Seller in writing no later than the 10 days prior to the Expiration Date and shall be supplemented by Purchaser in writing to add Purchaser's good faith estimate of additional claims, if any, of which Purchaser notifies Seller prior to the Expiration Date) of the total amount of unsatisfied claims that are the subject of Notices of Claim delivered to Seller through the Expiration Date that have not then been resolved in accordance with the Agreement.

                  (iii) Purchaser and General Partner agree that Seller shall be entitled to direct the Indemnity Escrow Agent to invest funds held in the Indemnity Escrow in one or more investments of the type described on Schedule 8.4(D)(iii). Interest and other investment returns earned on such funds shall not be included as part of the Cash Collateral, and Seller shall be entitled to withdraw any such interest or other investment returns no less frequently than monthly.

                  8.5 Sole Remedy; Survival. If the Closing occurs, the indemnification and other provisions in this Article VIII shall be, except in the case of fraud, the sole and exclusive remedies of Seller, on the one hand and Purchaser and General Partner, on the other hand each against the other with respect to any and all claims arising from any breach of any representation, warranty or covenant under this Agreement. The foregoing sentence shall not be interpreted as limiting Purchaser's or General Partner's right to seek recovery under the indemnification provisions contained in any of the Assignment Instruments. The provisions of this Article VIII shall be effective only if the Closing occurs and shall survive the Closing and consummation of the transactions contemplated by this Agreement, subject only to the specific time limitations set forth herein.


                                   ARTICLE IX

                            CASUALTY AND CONDEMNATION

                  9.1 Condemnation

                           (a) Right to Terminate. Seller shall provide
Purchaser written notice of
any Taking action commenced or threatened in writing by a Governmental Entity against the Premises prior to the Closing Date. If, prior to the Closing Date, there shall occur a Substantial Taking of the Premises, Seller shall notify Purchaser in writing of such fact promptly after obtaining knowledge thereof, and Purchaser shall have the right to terminate this Agreement by giving written notice to Seller no later that ten (10) days after receipt of Seller's notice, and the Closing Date shall be extended, if necessary, to provide Purchaser with sufficient time to make such election. The failure of Purchaser to notify Seller in writing of its election to terminate this Agreement within such ten (10) day period shall be deemed an irrevocable election not to terminate this Agreement. If Purchaser determines to terminate this Agreement as aforesaid, the provisions of Section 9.4 shall apply.

                           (b) Assignment of Proceeds If (a) a Substantial
Taking of the Premises shall occur and if Purchaser does not Taking of the Premises shall occur and if Purchaser does not elect to terminate this Agreement as aforesaid, or (b) a portion of the Property constituting less than a significant portion of the Property is taken or becomes subject to a pending condemnation action or taking by powers of eminent domain that does not constitute a Substantial Taking, there shall be no right of Purchaser to terminate this Agreement, and no abatement of the Purchase Price; provided, however, that, at the Closing Purchaser shall receive a credit to Purchase Price in the amount of any award for or other proceeds on account of such condemnation or taking action that has been actually paid to Seller prior to the Closing Date as a result of such condemnation or taking action after deducting from such amount all reasonable costs and expenses, including reasonable attorneys' fees and costs incurred by Seller ("Taking Realization Costs") through the Closing Date in connection with the negotiation and/or settlement of such condemnation or taking action. To the extent such awards or proceeds have not been paid, Seller shall assign to Purchaser at the Closing (without recourse to or warranty from Seller) the rights of Seller to, and Purchaser shall be entitled to receive and retain, any and all awards that otherwise would have been delivered to Seller in respect thereof, provided that upon receipt of such funds Purchaser and/or General Partner promptly shall pay over to Seller therefrom an amount equal to the previously unreimbursed Taking Realization Costs incurred by Seller through the Closing in respect of such proceeds or award.

                  9.2 Destruction or Damage. In the event the Property is damaged or destroyed in any material respect prior to the Closing Date, Seller shall notify Purchaser of such fact promptly after obtaining knowledge thereof. If any such damage or destruction (a) is an insured casualty and (b) constitutes less than a Substantial Casualty, then this Agreement shall remain in full force and effect and Purchaser shall acquire the Property on the terms and conditions set forth herein. In such event, at Closing Purchaser shall receive a credit against the Purchase Price equal to (x) the amount of any insurance proceeds received by Seller and not applied toward restoration of the damage or destruction in respect of which it was paid to Seller plus (y) the deductible amount plus any co-insurance applicable under Seller's casualty policy, less (z) all reasonable costs and expenses, including attorneys' fees plus any co-insurer fees and costs, incurred by Seller as of the Closing Date in connection with the negotiation and/or settlement of the casualty claim with the insurer (the "Casualty Realization Costs") and Seller shall assign to Purchaser all of Seller's right, title and interest in and to all proceeds of insurance on account of such damage or destruction.

                  In the event a Substantial Casualty occurs at the Premises then, notwithstanding anything to the contrary set forth above in this Section, Purchaser shall have the right, at its election, ether (i) to terminate this Agreement or (ii) to proceed to purchase the Property in accordance with the terms of this Agreement. Purchaser shall have thirty (30) days after Purchaser receives notice from Seller that such Casualty has occurred to make the foregoing election by delivering to Seller a written election notice (the "Election Notice") and the Closing Date shall be extended, if necessary, to provide sufficient time for

Purchaser to make such election. The failure by Purchaser to deliver the Election Notice within such thirty (30) day period shall be deemed an election not to terminate this Agreement. In the event that Purchaser does not elect to terminate this Agreement as set forth above, this Agreement shall remain in full force and effect, and at Closing Seller shall pay to Purchaser any proceeds theretofore recovered by Seller in respect of casualty insurance (less Casualty Realization Costs) and shall assign to Purchaser (without recourse to or warranty from Seller) all rights of Seller in and to, and Purchaser shall be entitled to receive and retain, any and all proceeds of insurance on account of such damages or destruction, if any, and, if the casualty was an insured casualty, Purchaser shall receive a credit against the Purchase Price equal to the deductible amount and any co-insurance amount under Seller's casualty insurance policy.

                  In the event a Material Uninsured Casualty occurs at the Premises then, notwithstanding anything to the contrary set forth above in this Section, Purchaser shall have the right to terminate this Agreement, unless Seller agrees in its sole discretion to give Purchaser a credit against the Purchase Price equal to the reasonable cost of repairing the damage caused by such Material Uninsured Casualty (it being understood that Seller is not under any obligation to give Purchaser such a credit). Purchaser shall have ten (10) days after Purchaser receives notice from Seller that a Material Uninsured Casualty has occurred to make the foregoing election by delivering to Seller an Election Notice and the Closing Date shall be extended, if necessary, to provide sufficient time for Purchaser to make such election.

                  9.3 Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property through the Closing Date.

                  9.4 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2, Seller promptly shall direct that the Deposit together with interest earned thereon, if any, be refunded to Purchaser. Upon such refund neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

                  9.5 Waiver. The provisions of this Article IX supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Article IX.

                                    ARTICLE X

                             PRE-CLOSING OPERATIONS

                  10.1 Pre-Closing Operations. Seller hereby covenants and agrees that from the date hereof and continuing until the Closing Date, Seller shall:

                  (a) Intentionally omitted.

                  (b) cause the Property to be managed and operated in a manner consistent with Seller's past practices and policies, subject to reasonable wear and tear, casualty and taking by eminent domain, including, without limitation, the performance of ongoing and routine maintenance of the Property and such other work Seller deems reasonably necessary to cure a misrepresentation by Seller under this Agreement (it being understood that this Article X shall not be interpreted as requiring Seller to undertake or continue any expansion or other capital expenditure programs at the Property except as expressly provided in Section 10.4);

                  (c) use reasonable efforts to cause all work, improvements, fixtures, fittings, equipment and services required to be furnished or provided by Seller to any Tenant under the provisions of its Lease ("Tenant Work") to be performed in a timely manner in accordance with the applicable provisions of such Lease;

                  (d) subject to the provisions of Subsection 4.1(i) providing for a credit to Seller in certain instances, pay or cause to be paid, when due and out of Seller's funds, all costs and expenses incurred in connection with the leasing of space (including lease renewals) in the Premises and the occupancy of such space by Tenants, which shall include, without limitation, costs of Tenant Work and costs incurred in connection with the execution and delivery of any Leases, such as legal fees and expenses and leasing commissions payable to the property manager(s) or other third parties (collectively "Tenant Costs"), and shall use reasonable efforts to keep the Premises free and clear of any mechanic's, materialman's or supplier's lien relating to any of the Tenant Work, or, if any such lien shall be filed, shall use reasonable efforts, at Seller's expense, to cause the same promptly to be removed by bonding or otherwise; provided that Seller prior to Closing shall have the right to contest any liens, claims or other encumbrances with respect to any Tenant Costs, and, in that connection, to permit the liens to remain of record during the pendency of such contest, so long as Seller shall pursue such contest diligently and in good faith (it being understood that this proviso shall not be interpreted as modifying Purchaser's right to receive title to the Premises free and clear of Encumbrances as set forth in Article III);

                  (e) not enter into any new or additional Lease, or extend, modify, terminate or renew any existing Lease, in each case without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed, provided, however, that Purchaser hereby consents in advance to, and Seller shall not require any further approvals from Seller in connection with, any renewal or extension resulting from the exercise by a Tenant of an existing renewal or extension option;

                  (f) Notwithstanding anything to the contrary contained in this
Article X, Seller reserves the right, but is not obligated, to institute summary proceedings on behalf of Seller against any Tenant or terminate any Lease following a material default by the Tenant thereunder prior to the Closing Date and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by Tenants. Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Premises or any part thereof by any Tenant. Further, Purchaser agrees that it shall not be grounds for Purchaser's refusal to close the transactions contemplated by this Agreement that any Tenant is a holdover tenant or in default under its Lease on the Closing Date and Purchaser shall close hereunder subject to such holding over or default without credit against, or reduction of, the Purchase Price; provided, that the provisions of this Section 10.1(f) shall not constitute a waiver of any other rights of Purchaser hereunder;

                  (g) (i) not enter into any new Construction Contract or extend, modify, terminate or renew any existing Construction Contract or Unrecorded Agreement, in each case without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed, and (ii) not enter into any new Service Contract or Equipment Lease, or extend, modify, cancel, terminate or renew any existing Service Contract or Equipment Lease, except in the ordinary course of Seller's business and in accordance with Seller's past practices and policies and Seller shall not without written consent of Purchaser enter into any new Service Contract or Equipment Lease that is not terminable on 30 days' notice and without penalty. Notwithstanding the preceding sentence, Seller shall be entitled to terminate any Service Contract, Equipment Lease or Unrecorded Agreement that is identified on Schedule 7.2(i) as requiring the consent of another party for assignment to Purchaser in the event such consent is not received.

                  (h) not create or cause to exist any Encumbrances on any of the Premises other than such Encumbrances as arise as a result of Seller carrying out its obligations under this Article X, any Encumbrance relating to any additional financing Seller may wish to obtain prior to Closing (it being understood that this provision shall not be interpreted as modifying Purchaser's right to receive title to the Premises free and clear of Encumbrances as set forth in Article III) and such other Encumbrances as constitute Permitted Exceptions;

                  (i) use reasonable efforts to keep the Permits in force and effect and to obtain any other licenses, permits, certificates, authorizations or approvals necessary for the ownership and operation of the Premises;

                  (j) use commercially reasonable efforts at Seller's cost to
(i) complete the pending underground storage tank investigation on the CEC Properties in accordance with the scope of work established with Dames & Moore therefore in writing prior to the date of this Agreement, cause such investigation to be completed in accordance with applicable Environmental Law (including tank removal and, if applicable, remediation of soils and/or ground water contamination identified in that investigation to the extent required by Environmental Law) and, apply for a so-called "no further action" from the relevant Governmental Entity with respect to any storage tanks actually removed from the CEC Properties in connection with such investigation, and restore the areas of the Premises affected thereby (ii) terminate the leases with Ti Leaves and Tiffany's affecting the portions of the CEC Properties identified as Tax Map Key No. (1) 2-3-40-7 and Tax Map Key No. (1) 2-3-40-5, respectively (and any termination payment in connection therewith shall be at Seller's sole cost) and
(iii) record one or more amendments to the existing plats of subdivision as necessary to cause the boundaries of the subdivided lots comprising the Premises as reflected in the land records of Honolulu County to match the boundaries of those lots as reflected in the records of the Land Court; in addition, Seller agrees to use commercially reasonable efforts, at Purchaser's (and not Seller's) cost, to obtain reliance letters in favor of Purchaser and any lender or joint venture partner of Purchaser identified by Purchaser to Seller from Dames & Moore, with respect to their written report on the tank removal work referred to in clause (i) above, and from WMF Hawaii, with respect to their most recent written reports on the Premises.

                  (k) not sell, transfer, exchange, encumber or grant interests in the Property or any part thereof, other than (i) in carrying out leasing activity as permitted above, (ii) as is necessary to perform Seller's obligations under Section 10.4 and (iii) as has otherwise been approved in writing by Purchaser;

                  (l) not, except as expressly permitted or required hereunder (including following a casualty or condemnation), make any material alterations to the Property;

                  (m) not perform any of the deferred capital or owner capital work referenced on Schedule 4.5(ii) unless such work is performed pursuant to plans and specifications approved by Purchaser in writing or otherwise approved by Purchaser in writing, which approval shall not be unreasonably withheld or delayed; and

                  (n) pay all rents due pursuant to the Ground Lease as the same become due and not extend, modify or terminate the Ground Lease.

                  10.2 Purchaser Consents. Whenever in this Article X the consent of Purchaser is required, if Seller shall obtain the written consent of any of John Bucksbaum, Robert Michaels or Joel Bayer to the matter in question, Purchaser shall thereby be conclusively deemed to have consented thereto. If Purchaser does not respond within five (5) Business Days to a written notice by Seller seeking Purchaser's consent as required under this Article X, Purchaser shall be deemed to have given its consent to those matters arising under this Article set forth therein.

                  10.3 Estoppel Certificates. Commencing promptly after the date hereof, Seller shall deliver (i) to each Tenant at the Ala Moana Center, the Ala Moana Plaza, the Ala Moana Pacific Center and the Ala Moana Building, other than Sears, Roebuck and Co., Inc., J.C. Penney Company, Inc., Liberty House, Inc. and Nieman Marcus Group, Inc. (such excluded Tenants, the "Anchor Tenants"), an estoppel certificate in the form attached hereto as Exhibit P-1 (each a "Tenant Estoppel") and (ii) to each Anchor Tenant an estoppel certificate in the form attached hereto as Exhibit P-2, as applicable, (an "Anchor Estoppel"; the Tenant Estoppels and Anchor Estoppels, collectively, the "Estoppel Certificates"), in each case completed to reflect the terms of such Tenant's particular Lease. In addition, if requested by Purchaser before June 15, 1999, Seller shall deliver to the landlords under the Ground Lease an estoppel certificate in the form attached hereto as Exhibit P-3. Seller shall use commercially reasonable efforts (but without being required to incur any additional expense) to obtain signed Estoppel Certificates from each of above-referenced Tenants, and, if requested by Purchaser before June 15, 1999, from the landlords under the Ground Lease, in each case in substantially the form attached hereto on or before the Closing Date; provided, however, that if a different form of estoppel certificate is attached to or otherwise prescribed in a particular lease document (or, in the case of an Anchor Tenant, is currently in use by that Anchor Tenant in other similar circumstances), that form shall be deemed to be acceptable to Purchaser in the event that the party to such estoppel certificate is unwilling to sign the relevant estoppel certificate in the form attached hereto. Seller agrees to instruct Manager to deliver copies of the foregoing estoppel certificates to Purchaser as and when they are received from Tenants and/or the landlords under the Ground Lease. Purchaser acknowledges that Seller's only obligation hereunder is to solicit estoppel certificates, and that if any estoppel certificate returns identifying discrepancies or inaccuracies in Seller's rent roll or other Property files, the existence of those discrepancies shall not give rise to a failure of a condition precedent to Closing or any adjustment in the Purchase Price except as expressly provided herein.

                  10.4 Completion of Modified Phase V A Work.

                  (a) From and after the date hereof and until Closing, Seller shall diligently perform the Modified Phase V A Work in accordance with the Modified Phase V A Plans and Modified Phase V A Budget, and in a good and workmanlike manner and otherwise in accordance with industry practice for a first-class regional mall and all applicable laws.

                  (b) At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to (i) the aggregate amount of the Modified Phase V A Budget, less (ii) all Modified Phase V A Costs actually paid by Seller after February 10, 1999 for Modified Phase V A Work performed in accordance with the Modified Phase V A Budget prior to the Closing Date. At Closing, Purchaser shall assume all of Seller's then outstanding obligations under the Construction Contracts pursuant to which the Modified Phase V A Work is then being conducted in accordance with the Assignment Instruments and from and after Closing, Purchaser shall pay all Modified V A Costs incurred in connection with the Modified Phase V A Work that remain unfunded (including any undisbursed retainage) as of the Closing Date, even if the Modified Phase V A Work to which such costs relate was performed prior to the Closing Date.

                  (c) At Closing, Seller shall use commercially reasonable efforts to obtain and deliver to the Title Company lien waivers for any amounts paid in respect of the Modified Phase V A Work on or prior to the Closing Date and such certificates and other documentation as the Title Company may reasonably request in order to issue the Title Policy without exception for liens, claims or other Encumbrances with respect to that portion of the Modified Phase V A Work that was performed prior to the Closing Date.

                  (d) Seller agrees that it will not (i) amend the Modified Phase V A Plans or perform any Modified Phase V A Work other than in accordance with the Modified Phase V A Plans (and any Approved Change Orders), or (ii) adopt any Change Order that is not an Approved Change Order in connection with such Work, in each case without the prior written consent of Purchaser, which consent may not be unreasonably delayed or withheld.

                  (e) Seller agrees to cooperate with Purchaser to cause the carriers of Seller's so-called "OCIP" and Seller's Errors and Omissions insurance coverage to consent to the assignment of the related policies to Purchaser at Closing and, assuming such consent is given, Seller agrees to assign said policies to Purchaser at the Closing (and there shall be no proration or other adjustment at Closing or thereafter with respect thereto except as provided in next sentence). If Seller is unable to assign either of the insurance policies to Purchaser, Seller shall terminate such policy as of Closing and Purchaser shall receive a credit against the Purchase Price equal to the amount Seller receives from the insurance carrier(s) in respect of the unused portion of the terminated policy. Seller shall be entitled to recover any amounts payable in respect of claims relating to occurrences prior to the Closing Date.

                  10.5 Liberty House Settlement Seller covenants that between the date hereof and Closing Seller will use all commercially reasonable efforts (but without the requirement to offer Liberty House any monetary incentive) to cause a "Closing" to have occurred as contemplated by the terms of the Liberty House Settlement Agreement, and to cause Liberty House to deliver the certificate of acknowledgment in substantially the form attached hereto as Exhibit R. In addition, Seller covenants to use commercially reasonable efforts (but without the requirement to offer Liberty House any monetary incentive) to cause Liberty House to obtain applicable bankruptcy court approval to its participation in the closing of the Settlement Agreement and execution and delivery of the certificate as described in the preceding sentence, provided, however, that the obtaining of such approval is not a condition precedent to Purchaser's or General Partner's obligation to close under this Agreement. Each of Purchaser and General Partner hereby agrees that it will cooperate with Seller and will use all commercially reasonable efforts (without the requirement to offer Liberty House any economic incentive) to assist Seller in satisfying the condition precedent set forth in Section 6.1(i) hereof, and that none of Purchaser, General Partner, Manager or any of their respective Affiliates shall engage in any discussions with Liberty House concerning the delivery of the foregoing items unless representatives of Seller also are present or unless such discussions otherwise have been expressly authorized by Seller. In addition, Seller agrees that it will advise Purchaser of its progress with Liberty House on a regular basis. If, after having applied such commercially reasonable efforts, Seller determines, in its discretion exercised in good faith, that there is reasonable likelihood that Seller will not be able fulfill the condition precedent to Closing set forth in Section 6.1(i) hereof, Seller shall notify Purchaser of its determination in writing. If Purchaser does not respond to Seller in writing within ten (10) days of receipt of such notice unconditionally waiving the requirement of Section 6.1(i), Seller shall have the right to terminate this Agreement (in which event the Escrow Agent shall refund the Deposit together with any interest earned thereon to Purchaser and, thereafter, the parties shall have no further rights or obligations hereunder, except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement).

                  10.6 Survival. With exception of Section 10.1(j)(i) and (ii), which provision and Seller's covenants therein shall survive the Closing until Seller has completed the undertakings set forth therein, and Section 10.4, which shall survive the Closing to the extent necessary to finalize the adjustments to Purchase Price required thereunder, the provisions of this Article X shall not survive the Closing.


                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1 Broker. Seller and Purchaser expressly acknowledge that Goldman, Sachs & Co. ("Broker") has acted as Seller's exclusive broker with respect to the transaction contemplated herein and with respect to this Agreement and that Broker has retained the services of Overseas Investors, Inc. as its local real estate broker in Hawaii. Seller shall pay any brokerage commission due to Broker in accordance with the separate agreement between Seller and Broker, and Seller shall cause Broker to pay any brokerage commission due to Overseas Investors, Inc. in accordance with a separate agreement between Broker and said local broker. Each of Seller, on the one hand, and Purchaser and General Partner, on the other hand, represents and warrants to the other that it has not dealt with any other broker in this transaction and each agrees to hold harmless the other and indemnify the other from and against any and all damages, costs or expenses (including, but not limited to, reasonable attorneys' fees and disbursements) suffered by the indemnified party as a result of acts of the indemnifying party that would constitute a breach of its representation and warranty in this Section. The provisions of this Section 11.1 shall survive the Closing.

                  11.2 Survival/Merger. Except for the provisions of this Agreement that are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery by Seller of the Deed and the other documents and instruments required hereunder and the acceptance thereof by Purchaser shall effect a merger, and shall be deemed the full performance and discharge of every obligation on the part of Seller and Purchaser to be performed hereunder.

                  11.3 Termination upon Default.

                  (a) Default by Purchaser or General Partner. If, on the Closing Date, any condition precedent to the obligation of Seller to consummate the sale of the Property hereunder has not been satisfied as a result of breach by Purchaser or General Partner of any of its representations or warranties in Section 7.1 or default by Purchaser or General Partner in any material respect in the performance of any of its obligations under this Agreement or any other agreement or instrument delivered by Purchaser or General Partner concurrently herewith or subsequent hereto, including, without limitation, its obligation to deliver any of the agreements or other instruments required to be delivered under Section 5.3 , then Seller's sole and exclusive remedy shall be either to (i) if Purchaser, together with its equity investors, if any, in respect of the transactions contemplated hereby, had the funds available and/or commitments for funds in amounts sufficient to pay the Purchase Price (without the need by GGP Limited Partnership, the General Partner, or any such equity investor in Purchaser to conduct any securities offering or disposition of assets) but nevertheless Purchaser failed to close, file an action against Purchaser and/or General Partner for specific performance, or (ii) if Seller elects not to pursue or is not entitled to pursue rights under clause (i) or is unable to obtain the remedy provided therein (or, after having commenced an action for specific performance Seller elects to abandon such efforts), then in any such case Seller shall be entitled to the Deposit together with interest earned thereon as full and complete liquidated damages for Purchaser's default of its obligations under this Agreement, it being agreed between the parties that Seller's actual damages in the event of such a breach or default would be extremely difficult or impractical to determine and the amount of the Deposit is a reasonable estimate thereof. Except as set forth above, neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement. EACH OF PURCHASER AND GENERAL PARTNER SPECIFICALLY CONFIRMS THAT IT WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THE LIQUIDATED DAMAGES PROVISIONS CONTAINED IN THIS PARAGRAPH (a).

                  (b) Default by Seller. If, on the Closing Date, any condition precedent to the obligation of Purchaser and General Partner to consummate the purchase of the Property hereunder has not been satisfied as a result of a breach by Seller of any of its representations or warranties in Section 7.2 or default by Seller in any material respect in the performance of any of its obligations under this Agreement or any other agreement or instrument delivered by Seller concurrently herewith or subsequent hereto, including, without limitation, its obligation to deliver any of the agreements or other instruments required to be delivered under Section 5.2, then the sole and exclusive remedy of Purchaser and General Partner shall be either to (i) file an action against Seller for specific performance, or (ii) terminate this Agreement by delivering written notice to Seller, in which event Purchaser shall be entitled to receive the Deposit together with interest earned thereon. In addition, (A) if Seller's default or breach consists of a deliberate action or omission by Seller prior to Closing in bad faith and in violation of any of Seller's covenants in this Agreement prior to Closing, (B) said action or omission frustrates in any material respect Purchaser's right or ability to close hereunder or negatively and materially impairs the value of the Property and (C) as a result of such action or omission Purchaser terminates this Agreement, Seller agrees that it will reimburse Purchaser for all of Purchaser's and General Partner's reasonable out-of-pocket costs and expenses incurred in preparation for the purchase of the Property contemplated herein. Except as set forth above, neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement. SELLER SPECIFICALLY CONFIRMS THAT IT WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THE LIMITED RIGHTS CONTAINED IN THIS PARAGRAPH (b).

                  (c) Other Circumstances. In the event that either Purchaser, on the one hand, or Seller, on the other hand, shall fail to satisfy any conditions to the other's obligations under this Agreement, other than those specified in Subsection 11.3(a) or 11.3(b), as applicable, the other party, as its sole remedy, shall have the right to terminate this Agreement, and thereafter Purchaser shall be entitled to receive the Deposit together with any interest earned thereon and neither party shall have any further liability to any other party hereunder. In the event that each of Purchaser, on one hand, and Seller, on the other hand, is in material default of its obligation to deliver any of the agreements or other instruments required to be delivered under Section
         5.3 or Section 5.2, as applicable, hereunder at Closing, neither party shall have any rights against the other including, without limitation, under Subsection 11.3(a) or 11.3(b), as applicable, other than to terminate this Agreement, and upon any such termination the parties agree that the Deposit and any interest earned thereon promptly shall be returned to Purchaser.

                  11.4 Further Assurances. Seller, Purchaser and General Partner agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and documents and to take such other action as the other party may reasonably request in order to carry out the intent and purpose of this Agreement, at the expense of the party making such request, provided, however, that none of Seller, Purchaser or General Partner shall, in connection with the foregoing, be obligated to incur any liabilities or obligations in addition to their respective liabilities or obligations otherwise contemplated in this Agreement. The provisions of this
Section 11.4 shall survive the Closing.

                  11.5 Payment of Expenses. Each party shall pay the expenses provided for in this Agreement to be paid by it and the fees and disbursements of its attorneys, accountants and other professionals and experts incurred in connection with the negotiation of this Agreement and in preparation for Closing. In addition, Purchaser and Seller agree that they will share all transfer taxes and recording fees arising in connection with the transfers required hereunder equally (i.e., 50%/50%) and will prepare and file with the relevant Hawaii authorities all transfer tax returns, affidavits and other similar instruments required in connection therewith.

                  11.6 Notices. All notices, demands, consents, requests or other communications which may or are required to be given to a party under this Agreement or any other instrument or agreement delivered concurrently herewith or pursuant hereto by any other party shall be given by hand delivery, transmitted by facsimile (with hard copy to follow by mail or courier), by registered or certified mail, return receipt requested, or by nationally-recognized overnight courier. Notices shall be deemed properly given upon actual receipt, delivery or facsimile transmittal (or rejection of delivery) and shall be addressed to the respective parties hereto at their addresses as set forth below or to such other addressees, addresses or facsimile numbers as may be designated by any party hereto by notice to the other parties in accordance herewith.

                  If to Seller:

                           D/E Hawaii Joint Venture
                           1585 Kapiolani Boulevard, Suite 910
                           Honolulu, Hawaii, 96814
                           Attention: Kozo Yamagishi
                           Facsimile:  808 973-3939

                  with a copy sent simultaneously to Seller's attorneys:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, N.Y.  10004
                           Attention:  Benjamin R. Weber
                           Facsimile:  212 558-3588

                           Carlsmith Ball

                           Pacific Tower, Suite 2200
                           1001 Bishop Street
                           P.O. Box 656
                           Honolulu, Hawaii  96809-0656
                           Attention:  Karl Kobayashi
                           Facsimile:  808 523-0842

                           Fujiyama, Duffy & Fujiyama
                           Suite 2700, Pauahi Tower, Bishop Square
                           1001 Bishop Street
                           Honolulu, Hawaii 96813-3427
                           Attention: Rodney M. Fujiyama
                           Facsimile:  808 536-5117

                 If to Purchaser:

                           GGP Limited Partnership
                           110 North Wacker Drive
                           Chicago, Illinois 60606
                           Attention:  Matthew Bucksbaum
                           Facsimile:  312 960-5475

                 with a copy sent simultaneously to Purchaser's attorneys:

                           Neal, Gerber & Eisenberg
                           Two North LaSalle Street
                           Suite 2200
                           Chicago, Illinois  60606
                           Attention:  Marshall E. Eisenberg
                           Facsimile:  312 269-1747

                 If to General Partner:

                           General Growth Properties, Inc.
                           110 North Wacker Drive
                           Chicago, Illinois  60606
                           Attention:  Matthew Bucksbaum
                           Facsimile:  312 960-5475

                 with a copy sent simultaneously to General Partner's attorneys:

                           Neal, Gerber & Eisenberg
                           Two North LaSalle Street
                           Suite 2200
                           Chicago, Illinois  60606
                           Attention:  Marshall E. Eisenberg
                           Facsimile:  312 269-1747

Any of the aforementioned parties may change its address for the receipt of notices, demands, consents, requests and other communications by giving written notice to the others in the manner provided for above.

                  11.7 Assignment. Except as provided in the next sentence, none of the parties to this Agreement shall have the right to assign, transfer, convey and/or otherwise sell (or enter into any agreement to do the same), directly or indirectly, any interest it may have in or under this Agreement or any other agreement or instrument being delivered concurrently herewith or pursuant hereto without first having obtained the written consent of the other parties, which consent may be withheld by each such other party in its sole and absolute discretion. Each of Purchaser and/or General Partner shall have the right to assign its interests in and rights under this Agreement to another Person without Seller's consent if and only if (i) the assigning party provides Seller with the name, signature block, address and federal taxpayer identification number, (ii) from the time of assignment and continuing until immediately following Closing Purchaser or General Partner, as applicable, or an Affiliate thereof controls (as defined in Section 12.1) the assignee, (iii) the assignee assumes all of the obligations of the assigning party under this Agreement and each other agreement or instrument delivered by the assignor concurrently herewith or pursuant hereto pursuant to an assignment and assumption agreement in form reasonably acceptable to Seller, (iv) the assigning party confirms to Seller in writing that the assignment does not relieve the assigning party of its obligations hereunder except to the extent that such obligations actually are satisfied by the assignee, (v) the assignment does not have the effect of delaying the Closing in any respect, and (vi) the assigning party pays and remains fully and completely liable for any and all State and local taxes that may be payable in connection with such assignment.

                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns, but shall not inure to the benefit of, or be enforceable by, the Title Company or any other person or entity.

                  11.8 Waiver. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought or, in the case of a default, by the non-defaulting party or parties.

                  11.9 Pre-Closing Matters

                  (a) Full Access. Prior to Closing, Seller shall afford to Purchaser and Purchaser's representatives upon request full access to the Premises in order that Purchaser may have full opportunity to make such visual inspections as it may desire, provided, however, that such inspections shall not include any further environmental sampling or other intrusive testing of the Premises unless such sampling or other testing is specifically recommended in a Phase I environmental report and required by Purchaser's potential mortgage lender as a condition to funding of that loan or Purchaser's potential joint venture partner as a condition to funding of its co-investment in the Property. Purchaser shall notify Seller of its intention or the intention of its agents or representatives or lender's or a joint venturer's representatives to enter the Property for any such inspection, sampling or other testing at least forty-eight
(48) hours prior to such intended entry. If Purchaser or any such other Person intends to conduct any sampling or other testing of the Premises, Purchaser shall describe the scope of the proposed sampling or testing in its notice and the scope of such work shall be subject to approval by Seller, which approval shall not be unreasonably withheld. Purchaser shall cause the consultants performing any such sampling or testing to comply with all applicable worker's compensation, employer's liability insurance, environmental and employee health and safety laws and maintain comprehensive general liability insurance, in customary amounts. Copies of certificates of such insurance shall be supplied to Seller at Seller's request. Seller's agents may, at their option, be present for any such inspection, sampling or other testing. Any such investigations or permitted sampling or other testing shall be conducted in such a manner as not to interfere unreasonably with Seller's normal business operations. Seller shall also furnish or make available during normal business hours to Purchaser and Purchaser's Representatives for their review such information as Purchaser may reasonably request in cooperation with any audit, review, investigation or examination of the books and records, accounts, contracts, properties, assets, operations and facilities of Seller relating to the Property, other than that information which Seller is legally or contractually obligated to keep confidential. Subject to applicable law and prior to Closing, Purchaser and General Partner will hold any such information which is not then publicly available in confidence (and disclose such information only to the persons and in the circumstances described in Section 11.11(a)) until such time as such information otherwise becomes publicly available. In addition, Seller shall cooperate fully with Purchaser and Purchaser's Representatives in connection with the due diligence investigation conducted by Purchaser.

                  In conducting any inspection or investigation of the Property, Purchaser, General Partner and the Purchaser's Representatives shall (i) not disturb or interfere in any material respect with any Tenant's use of the Premises pursuant to its Lease, (ii) not interfere in any material respect with the operations and maintenance of the Property, (iii)subject to the immediately preceding paragraph which permits sampling and other invasive testing under certain circumstances and subject to certain conditions, not damage in any material respect any part of the Property or any property owned or held by any Tenant or any other Person, (iv) not injure or otherwise cause bodily harm to Seller or its Tenants, agents, guests, invitees, contractors and employees or any other Person, (v) promptly pay when due the costs of all such inspections and investigations, (vi) not permit any Encumbrance to attach to the Property by reason of the exercise of its rights hereunder, (vii) at no cost to Seller restore the Property to substantially the condition in which it was found before any such inspection or investigation was undertaken, and (viii) comply with all statutes, laws, ordinances and regulations of any Governmental Entity applicable to any such inspection or investigation.

                  (b) Purchaser's Indemnity; Delivery of Reports. Purchaser and General Partner, jointly and severally, hereby agree to indemnify, defend, and hold the Seller Parties and the Property free and harmless from and against any and all costs, loss, damages and expenses, of any kind or nature whatsoever (including reasonable attorneys fees and costs), arising out of or resulting from the entry and/or the conduct of activities upon the Premises by Purchaser or General Partner or any Purchaser's Representatives (but, for the purposes of this Section 11.9 (b), not including Manager) in connection with any visitation or visual inspections of the Property conducted at any time prior to the Closing, which indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement. The foregoing indemnity shall not be deemed to apply to any actual or alleged loss or damage to the value of any of the Property or any loss of the sale contemplated by this Agreement, to the extent due solely from (i) the results of any inspections made by Purchaser (or by any of Purchaser's Representatives) being unfavorable, or (ii) Purchaser's decision not to proceed with the purchase of the Property. Purchaser shall deliver promptly to Seller copies of all third party reports commissioned by Purchaser evidencing the results of inspections of the Property.

                  (c) Governmental Contact. Notwithstanding any provision in this Agreement to the contrary, during the period from the date hereof through the Closing, neither Purchaser nor any or

Purchaser's Representatives shall contact any Governmental Entity regarding the compliance of any portion of the Property with any laws or regulations of any Governmental Entity without Seller's prior written consent thereto, which consent shall not be unreasonably withheld. In addition, if Seller's consent is obtained by Purchaser, such Seller shall be entitled to receive at least five
(5) Business Days prior written notice of the intended contact and to have a representative present when Purchaser has any such contact with any governmental official or representative. This paragraph shall not be interpreted as limiting Manager's ability or responsibility to perform its obligations under the Management Agreement between Seller and Manager.

                  (d) General Partner agrees that during the period from the date hereof through the Closing or the earlier termination of this Agreement as permitted hereunder it will cause Manager to continue (i) to serve as Seller's property manager with respect to the Property in accordance with the terms of the Management Agreement (and Seller agrees not to terminate the Management Agreement, except with cause and except that Seller intends to and shall be entitled to terminate the Management Agreement on and as of Closing) and (ii) to use commercially reasonable efforts to assist Seller to meet its obligations under this Agreement including, without limitation, its obligations under
Section 10.4.

                  (e) The provisions of this Section 11.9 shall survive the termination of this Agreement and the Closing.

                  11.10 Incorporation of Recitals and Schedules. The Recitals to this Agreement and the Exhibits and Schedules attached hereto are hereby incorporated by reference into the body of this Assignment and made a part hereof.

                  11.11 Confidentiality.

                  (a) Agreement. No party shall disclose the contents of this Agreement to any third parties without the consent of the other, except and then only to the extent that such disclosure is required for compliance with any applicable laws, rules or regulations of any Governmental Entity having jurisdiction over such party and except that each party may issue one or more press releases announcing transactions contemplated hereby; provided, however, that prior to any such disclosure the disclosing party shall give the other parties hereto reasonable advance notice of any such disclosure and if such disclosure is in written form the disclosing party shall give each other party hereto reasonable approval rights over the wording of any description of such other party or such other party's involvement in the transactions contemplated hereby. Nothing contained in this Section 11.11 or in the Confidentiality Agreement (as defined below) shall be construed as prohibiting (i) Seller from disclosing the contents of this Agreement on a confidential basis to Seller's counsel, accountants, consultants, property managers and other agents, or (if necessary or appropriate in Seller's reasonable judgment) to regulatory authorities having jurisdiction over Seller (which authorities, by law, may not be bound by any confidentiality restrictions) or (ii) Purchaser or General Partner from disclosing the contents of this Agreement on a confidential basis to its counsel, accountants, consultants, property managers and other agents or, if necessary or appropriate in Purchaser's reasonable judgment, to regulatory authorities having jurisdiction over Purchaser (which authorities, by law, may not be bound by any confidentiality restrictions) or to parties from which it seeks debt or joint venture financing. Seller and Purchaser each agree to consult with and cooperate with the other parties on the content and timing of all press releases and other public announcements relating to the transactions contemplated by this Agreement issued concurrently with the execution of this Agreement or otherwise issued prior or immediately subsequent to the Closing.

                  (b) Property Information. In the event this Agreement is terminated, Purchaser and General Partner agree promptly to deliver and cause all Purchaser's Representatives promptly to deliver to Seller all originals and copies of the information relating to the Property supplied by, or at the direction of, Seller in the possession of Purchaser, General Partner and Purchaser's Representatives (other than Manager to the extent such information is required by it to fulfill its responsibilities under the Management Agreement). In addition to the foregoing, Purchaser shall remain obligated and bound pursuant to the terms and provisions of that certain Confidentiality Agreement by and between Seller and Purchaser, dated December 29, 1998 (the "Confidentiality Agreement"); provided, however, that in the event of any conflict between the terms and provisions of this Agreement (permitting disclosure of certain information under certain circumstances) and the Confidentiality Agreement, the terms and provisions of this Agreement shall govern. Upon the occurrence of the Closing, Purchaser's and General Partner's obligations under the Confidentiality Agreement shall terminate.

                  11.12 Merger. Subject only to the following sentence, all understandings and agreements heretofore had between the parties hereto are merged in this Agreement and the instruments and documents referred to herein, which fully and completely express their agreements with respect to the purchase of the Property and related transactions, and supersede all prior agreements, written or oral, with respect thereto. Notwithstanding the foregoing, the Confidentiality Agreement shall not merge into this Agreement, but shall continue in accordance with its terms unless and until the Closing occurs.

                  11.13 GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF HAWAII APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE.

                  11.14 Jurisdiction. Each of Seller, Purchaser and General Partner hereby irrevocably and unconditionally submits to the jurisdiction of any Hawaii State Court or Federal Court of the United States of America sitting in the District of Hawaii, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding shall be brought in and may be heard and determined in such Hawaii State Court or, to the extent permitted by law, in such Federal Court. Each of Seller, Purchaser and General Partner agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of Seller, Purchaser and General Partner hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Hawaii State Court or Federal Court sitting in the District of Hawaii. Each of Seller, Purchaser and General Partner hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. Nothing contained in this Section 11.14 shall be construed as preventing any of Seller, Purchaser or General Partner, or any of their respective Affiliates, from (i) objecting to the jurisdiction of any Hawaii State Court on the ground that the matter involved exceeds the statutory jurisdiction of such court or (ii) from seeking to remove any suit, action or proceeding from a Hawaii State Court to a Federal Court sitting in the District of Hawaii, or vice versa.

                  11.15 Captions. The captions and Article headings included in this Agreement and the table of contents are for convenience only, do not constitute part of this Agreement and shall not be considered or referred to in interpreting the provisions of this Agreement.

                  11.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The submission of a signature page transmitted by facsimile (or similar electronic transmission facility) shall be considered as an "original" signature page for purposes of this Agreement so long as the original signature page is thereafter transmitted by mail or by other delivery service and the original signature page is substituted for the facsimile signature page in the original and duplicate originals of this Agreement.

                  11.17 Severability. If any provision hereof is held invalid or not enforceable to its fullest extent, such provision shall be enforced to the extent permitted by law, and the validity of the remaining provisions hereof shall not be affected thereby.

                  11.18 Prior Negotiations; Construction. No negotiations concerning or modifications made to prior drafts of this Agreement shall be construed in any manner to limit, reduce or impair the rights, remedies, duties and obligations of the parties under this Agreement or to restrict or expand the meaning of any of the provisions of this Agreement or to construe any of the provisions of this Agreement in any party's favor. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.

                  11.19 Litigation Expenses. In the event that either Seller, on the one hand, or Purchaser or General Partner, on the other hand, is required to employ an attorney because any litigation arises out of this Agreement between the parties hereto, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys' fees and expenses, incurred in connection with such litigation.

                  11.20 No Recordation. Each of Seller, Purchaser and General Partner each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and each of Purchaser and General Partner agrees (a) not to file any notice of pendency or other instrument (other than a judgment or lis pendens filed in connection with enforcement of its rights hereunder) against any of the Property or any portion thereof in connection herewith and
(b) to indemnify Seller against all costs, expenses and damages, including, without limitation, reasonable attorneys' fees and disbursements, incurred by Seller by reason of the filing by it of such notice of pendency or other instrument in violation hereof.

                  11.21 WAIVER OF TRIAL BY JURY. EACH OF PURCHASER, SELLER AND GENERAL PARTNER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY IT OR ANY OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, WHICH RIGHT OR CLAIM RELATES DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY DOCUMENTATION RELATED THERETO, OR ANY ACTS OR OMISSIONS IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER HAS BEEN AGREED TO AFTER CONSULTATION WITH LEGAL COUNSEL.

                  11.22 Cooperation Following Closing. From and after the Closing, Seller, at the sole cost and expense of Purchaser and General Partner, shall cooperate with Purchaser and General Partner in connection with the preparation by Purchaser and/or General Partner of financial statements for the Property and an independent audit thereof for the fiscal period in which the Closing occurred (including delivery by Seller of a representation letter to Purchaser's or Seller's accountants in the form attached hereto as Exhibit Q), the adjustment of losses and claims relating to the Property and such other matters as Purchaser or General Partner reasonably may request. Similarly, from and after the Closing, Purchaser and General Partner, at Seller's sole cost and expense, shall cooperate with Seller in connection with the preparation by Purchaser of financial statements and tax returns for the fiscal period in which the Closing occurred or any prior period, the adjustment of losses and claims relating to the Property and such other matters as Seller reasonably may request.

                  11.23 Survival. The provisions of this Article 11 shall survive the Closing or any earlier termination of this Agreement.


                                   ARTICLE XII

                                   DEFINITIONS

                  12.1 Definitions. For purposes of this Agreement, in addition to the terms defined above, the following terms shall have the meanings indicated below:

                  "Affiliates"shall mean with respect to any Person, any other Person or Persons, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the Person or Persons in question. The term "control" shall mean, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, 10% or more of the voting rights attributable to the shares of the controlled corporation and, with respect to a person that is not a corporation, the possession, directly or indirectly, of the primary responsibility to make or the right to veto material decisions with respect to the operation, management, financing and/or disposition of assets of such Person or the ownership of 10% or more of the equity interests in such Person.

                  "Agreement" shall mean this Purchase and Sale Agreement, as amended or modified from time to time hereafter in accordance with the terms hereof.

                  "Ala Moana Building" shall mean the Land described on Exhibit A-2 attached hereto and made a part hereof and all Improvements thereon.

                  "Ala Moana Center" shall mean the Land described on Exhibit A-1 attached hereto and made a part hereof and all Improvements thereon.

                  "Ala Moana Pacific Center" shall mean the Land Described on Exhibit A-3 attached hereto and made a part hereof and all Improvements thereon.

                  "Ala Moana Plaza" shall mean the Land described on Exhibit A-4 attached hereto and made a part hereof and all Improvements thereon.

                  "Applicable Closing Fiscal Period" shall mean the fiscal period in which the Closing occurs.

                  "Approved Change Order" shall mean any Change Order required to comply with applicable law or contractual obligations of Seller, to account for weather conditions or the discovery of unknown conditions during construction, to correct or adjust for material errors or omissions in Modified Phase V A Plans and Specifications (the scope of any such Change Order shall be subject to the prior written approval of Purchaser, which approval shall not be unreasonably withheld or delayed) or which otherwise are approved in writing by Seller and the Purchaser.

                  "Business Day" means any day other than a Saturday or Sunday or any other day on which national banks in the City of Chicago, Illinois are not open for business.

                  "Casualty" shall mean any damage to or destruction of the Property or any portion thereof caused by fire or other casualty, whether or not insured.

                  "CEC Properties" shall mean the Land described on Exhibit A-6 attached hereto and made a part hereof and any and all Improvements thereon.

                  "Change Order" shall mean any change order that relates to a deviation in the Modified Phase V A Plans.

                  "GAAS" shall mean Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants from time to time.

                  "Hazardous Materials" means any materials, wastes or substances that are included within the definition of any one or more of the terms "hazardous substances", "hazardous materials", "toxic substances", "toxic pollutants" and "hazardous waste" in any Environmental Law or otherwise regulated under any Environmental Law (as hereinafter defined).

                  "Kapiolani Properties" shall mean the Land described on Exhibit A-5 attached hereto and made a part hereof and all Improvements thereon.

                  "Land" shall mean one or more parcels of the Owned Land or the Ground Leased Land, as the case may be.

                  "Management Agreement" shall mean that certain Management Agreement dated June 1, 1995, between Seller and Manager, as amended through the date hereof.

                  "Material Uninsured Casualty" mean a Casualty not covered by Seller's insurance where the cost to fully repair the damage resulting from such Casualty will exceed $2 million.

                  "Modified Phase V A Budget" shall mean that certain budget attached hereto as Exhibit T, as revised from time to time pursuant to Approved Change Orders but excluding additional costs resulting from other Change Orders, reflecting the total Modified Phase V A Costs associated with the completion of the Modified Phase V A Work.

                  "Modified Phase V A Costs" shall mean all costs and expenses incurred or to be incurred to perform the Modified Phase V A Work, including costs of materials, labor costs, costs of barricades, security and directional signs, permit and license fees, taxes, architects' fees, engineering fees, general contractor's overhead and profit, legal fees and costs associated with Approved Change Orders but excluding additional costs resulting from other Change Orders.

                  "Modified Phase V A Plans" shall mean (a) the plans and specifications listed on Exhibit S, and (b) any further plans and specifications with respect to the Parking Deck and/or any other portion of the Modified Phase V A Work that have been approved by Purchaser in writing, which approval shall not be unreasonably withheld or delayed. The parties acknowledge that the plans and specifications for the Parking Deck have not yet been approved by Seller and Purchaser.

                  "Modified Phase V A Work" shall mean the work more particularly described on Exhibit T and/or as contemplated in the Modified Phase V A Plans, including without limitation construction of (i) a third level on Blocks B, C and L, (ii) a four (4) level parking deck which shall have sufficient structural support necessary to expand such deck to a nine (9) level deck without the further installation of any additional structural support (the "Parking Deck"), and (iii) certain other related improvements within the Ala Moana Center.

                  "Partnership Agreement" shall mean the Second Amended and Restated Agreement of Limited Purchaser of the Purchaser dated as of April 1, 1998, as amended and as the same may be further amended hereafter.

                  "Person" shall mean any individual, corporation, partnership, limited liability company, governmental unit or agency, trust, estate or other entity of any type.

                  "Substantial Casualty" or "Substantial Taking" shall mean, a Casualty or Taking, as the case may be, where:

                  (a) the condemnation award paid or mutually agreed between Seller and Purchaser in good faith as likely to be paid, or the proceeds payable under the applicable policy or policies of casualty insurance maintained by Seller, together with any additional amounts that Seller is willing to fund (it being understood that Seller shall not be under any obligation to do so), are insufficient by more than $5 million to fully repair the damage caused by such Casualty or Taking, unless Seller shall (at its sole option and without any obligation to do so) grant to the Purchaser a credit to the Purchase Price equal to such deficiency; or

                  (b) an Anchor Tenant shall, by reason of such Casualty or Taking, either terminate its Lease or cease operating at the Property (other than temporarily due to such damage and destruction, remodeling, renovation or any similar cause), or have the right to do any of the foregoing (unless such right shall have expired or been waived) or by reason of such casualty or taking the same shall occur with regard to in-line Tenants occupying more than 200,000 leasable square feet at the Property in the aggregate; or

                  (c) in the case of a Taking, a Taking with respect to such portion of the Premises as when so taken would, in the reasonable opinion of the Purchaser, leave remaining a balance of the Premises that, due either to the area taken or the location of the part taken would not, under applicable zoning laws and building regulations or otherwise, readily accommodate a new or restructured building or buildings having an economic value of at least ninety percent (90%) of the economic value of the building or buildings existing on the date hereof, or would result in materially inadequate parking or a lack of reasonable access to public roads.

                  "Taking" shall mean a taking of all or any portion of the Premises in condemnation or by exercise of the power of eminent domain or by an agreement in lieu thereof.

                  "Title Policy" shall mean an ALTA form owner's policy of title insurance issued by Title Company, dated the date and time of Closing and with policy coverage in the amount of the Purchase Price, insuring Purchaser as owner of good and marketable fee title to the Owned Land and the owner of the leasehold estate in the Ground Leased Land, subject only to the Permitted Exceptions, and affirmatively insuring as a part of Schedule A to such Title Policy Purchaser's rights under designated appurtenant easements that benefit the Premises. The Purchaser also may request the issuance at the Closing of such endorsements as the Purchaser deems appropriate (to the extent available in Honolulu, Hawaii and provided that the obtaining of the same shall be without cost or expense to Seller and shall not require any deposit of funds, assumption of liabilities or indemnity on the part of Seller, other than such as Seller elects to provide in order to remove any Title Objects as contemplated by
Section 3.2 hereof), but the issuance thereof shall not be a condition to the Purchaser's obligations hereunder.

                  "Updated Survey" shall mean an Urban ALTA/ACSM Land Title Survey of the Property (other than the CEC Properties) by a surveyor licensed or registered in the State of Hawaii, made in compliance with and meeting the accuracy standards under the "Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys" jointly established by the American Land Title Association and American Congress on Surveying and Mapping in 1997 (excluding the requirements of paragraphs 5g and 7 of those standards) and containing Table A Optional Survey Responsibilities and Specifications 1, 2, 3, 4, 7(a), 7(b)(1), 8, 9, 10, 11 and 13; show the boundaries of each of the Land parcels; shall disclose whether or not the Land comprises a single parcel of land with no strips, gores or gaps within its boundaries; shall disclose any encroachments of any Improvements located primarily on the Land onto adjoining premises and public ways or onto or over setback or building lines located on the Premises or of improvements located primarily on adjoining premises onto any portion of the Land; shall locate all easements created by recorded instruments (to the extent plottable) or visible on the Land and shall disclose any encroachment by any of the Improvements, or any other structures located on the Land, in violation of any such easements; shall contain a legal description of the Land; shall show the location of any adjacent public streets, disclosing access, if any, to the Land therefrom; shall show building line(s) and side yard line(s), if any; shall show the configuration and number of parking spaces on the Land; shall show the area of the Land; shall state whether the Land is located in an area designated by HUD as having special flood risks; and shall contain a certificate of the surveyor attesting to the accuracy of the Updated Survey and its conformity to the requirements of the aforesaid Minimum Standard Detail Requirements, which certificate shall be certified to Seller, Purchaser and the Title Company, and to such other persons having an interest in the Property which Purchaser may designate.

                  [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

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
                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                SELLER:

                                D/E HAWAII JOINT VENTURE


                             By:    HAWAII CENTRAL DEVELOPMENT, INC.
                                      MANAGING VENTURER

                                    By: /s/ KOZO YAMAGISHI
                                       --------------------------
                                            Name:  Kozo Yamagishi
                                            Title:    President


                             By:    DAIEI HAWAII INVESTMENTS, INC.
                                        GENERAL PARTNER

                                    By: /s/ KOUJI MORIKAWA
                                       --------------------------
                                            Name: Kouji Morikawa
                                            Title:    President

                             PURCHASER:

                             GGP LIMITED PARTNERSHIP, a
                             Delaware limited partnership

                             By:    General Growth Properties, Inc., a
                                    Delaware corporation and its general partner


                                    By: /s/ MATTHEW BUCKSBAUM
                                       --------------------------
                                            Name: Matthew Bucksbaum
                                            Title:    Chairman

                                 GENERAL PARTNER:

                                 GENERAL GROWTH PROPERTIES, INC.


                                 By: /s/ MATTHEW BUCKSBAUM
                                    ---------------------------
                                        Name: Matthew Bucksbaum
                                        Title:    Chairman

                                       56